UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement

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HAEMONETICS CORPORATION
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HAEMONETICS CORPORATION
Notice of Annual Meeting of Stockholders
July 23, 2014
To the Stockholders:
Our Annual Meeting of Stockholders will be held on Wednesday, July 23, 2014 at 8:00 AM at the Boston Quincy Marriott located at 1000 Marriott Drive, Quincy, Massachusetts, 02169 for the following purposes:

1.	To elect three (3) directors as more fully described in the accompanying Proxy Statement.

2.
To approve amendments to the Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan to (i) increase the number of shares issuable under the Plan by 4,800,000 shares, (ii) extend the term of the Plan, and (iii) alter the rate at which certain awards are counted toward Plan limits.

3.	To consider and act upon an advisory vote regarding the compensation of our named executive officers.

4.
To ratify Ernst & Young LLP as independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 28, 2015.

5.	To consider and act upon any other business which may properly come before the meeting.
The Board of Directors has fixed the close of business on June 6, 2014 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.
Whether or not you plan to attend the meeting, please complete and return the enclosed proxy in the envelope provided or vote by telephone or the Internet pursuant to instructions provided with the proxy.
By Order of the Board of Directors

Sandra Jesse
Secretary
Braintree, Massachusetts
June 13, 2014

HAEMONETICS CORPORATION
PROXY STATEMENT

GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Haemonetics Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Wednesday, July 23, 2014 at the time and place set forth in the Notice of Meeting, and at any adjournment thereof.
On approximately June 13, 2014, the Company began mailing to stockholders either this Proxy Statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online at https://www.rtcoproxy.com/hae.
Stockholders who have received a Notice of Internet Availability can request a paper copy of the proxy materials by contacting our transfer agent, Registrar and Transfer Corporation at 10 Commerce Drive, Cranford, New Jersey 07016. There is no charge to you for requesting a copy.
Voting
If a proxy is properly delivered, it will be voted in the manner directed by the stockholder. This year, stockholders have the ability to choose from four means of voting: (1) mailing of a proxy card, (2) via telephone, by calling 1-855-635-6589, (3) via Internet, by using https://www.rtcoproxy.com/hae, or (4) in person at the Meeting. If no instructions are specified with respect to any particular matter to be acted upon, the proxy will be voted in favor of the election of directors as set forth in this Proxy Statement and FOR Items 2, 3 and 4 listed in the Notice of the Meeting. For both Internet and telephone voting you will have the ability to confirm that your vote has been properly recorded.
Any person delivering a proxy has the power to revoke it by voting in person at the Meeting or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Alternatively, any person wishing to revoke a vote submitted by telephone or Internet may (a) simply re-vote in the same manner, and the last received vote cast will be recorded in the final tally or (b) vote in person at the Meeting.
Directions to the Meeting may be obtained by contacting Investor Relations. If calling from within the United States, please call (800) 225-5242 extension 9402. International callers, please use (781) 356-9402.
To contact us in writing:
Haemonetics Corporation
Attn: Investor Relations
400 Wood Road
Braintree, MA 02184
Important Notice Regarding the Availability of Proxy Materials for the Meeting
The Company’s 2014 Annual Report, this Proxy Statement, and a form of proxy are available at http://www.cfpproxy.com/5091.
Quorum
A majority of the votes entitled to be cast on the matter must be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the election of any director or for the consideration of any question.
The election of the nominees for director, which is Item 1 in this Proxy Statement, will be decided by plurality vote. To approve all other Items listed in the Notice of Meeting, it is necessary that the votes cast favoring the action exceed the votes cast opposing the action.
Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner is present or represented at the Meeting but does not vote on a particular matter. Abstentions and broker non-votes will not be taken into account in determining the outcome of any Item.
If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange rules to vote your shares only on Item 4, the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors. However, New York Stock Exchange rules do not permit brokers to vote on the election of directors or any matter which relates to executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Under a policy adopted by the Board of Directors, in an uncontested election, any nominee for director who does not receive the favorable vote of at least a majority of the votes cast with respect to such director is required to tender his or her resignation to the Board of Directors. For purposes of the policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority and exclude abstentions with respect to that director’s election.
The Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the committee’s recommendation and publicly disclose its decision, and the rationale behind it, within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the committee’s recommendation or in the Board’s decision.
If a majority of the members of the committee fail to receive a “majority vote” in the same election, then the independent directors on the full Board of Directors shall appoint a committee from among themselves to consider the resignations and recommend to the Board whether to accept them.
If a director’s resignation is not accepted by the Board of Directors, the director shall continue to serve for the balance of the term for which he or she was elected and until his or her successor is duly elected, or his or her earlier resignation or removal.
If a director’s resignation is accepted by the Board of Directors, then the Board of Directors may fill any resulting vacancy pursuant to the By-laws of the Company or may decrease the size of the Board of Directors pursuant to the By-laws of the Company.
Solicitation of Proxies
The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total. The Company will bear these costs.
In addition, regular employees, none of whom will receive any extra compensation for their activities, or directors of the Company may also solicit proxies by telephone, e-mail or in person and arrange for brokerage houses and their custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.
The Company’s principal executive offices are located at 400 Wood Road, Braintree, Massachusetts, USA 02184-9114, telephone number (781) 848-7100.
Record Date and Voting
Only stockholders of record at the close of business on June 6, 2014 are entitled to attend and vote at the meeting. On that date, the Company had outstanding and entitled to vote 51,483,247 shares of common stock with a par value of $.01 per share. Each outstanding share entitles the record holder to one vote on each of the director nominees and one vote on each other matter.

CORPORATE GOVERNANCE
Structure of the Board of Directors
The Board of Directors oversees, directs and counsels executive management in conducting the business in the long-term interests of the Company and the stockholders. The Board’s responsibilities include:

•	Reviewing and approving the Company’s financial and strategic objectives, operating plans and significant actions, including acquisitions;

•	Overseeing the conduct of the business and compliance with applicable laws and ethical standards;

•	Overseeing the processes which maintain the integrity of our financial statements and public disclosures;

•	Selecting, evaluating and determining the compensation of senior management, including the Chief Executive Officer; and

•	Developing succession plans for position of Chief Executive Officer and the Board, in addition to oversight of similar planning for senior management.
The Board of Directors currently has ten members, comprised of nine independent directors and the President and Chief Executive Officer, Brian Concannon. The independent directors are organized into three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. This past year, leadership was provided by the Chairman of the Board, Richard J. Meelia, an independent Director. We believe that having separate individuals serving in the roles of Chairman and Chief Executive Officer is appropriate for the Company at this time in recognition of the different responsibilities of each position and to foster independent leadership of our Board. This structure allows the Chief Executive Officer to focus on the day-to-day leadership of the Company and its operations and the Chairman to focus on leadership of the Board, while both individuals provide direction and guidance on strategic initiatives.

The Board’s Role in Risk Management
The Board is responsible for oversight of the Company’s risk management, while the Company's management is responsible for risk management on a day-to-day basis. The Board focuses on the quality and scope of the Company’s risk management strategies, considers the most significant areas of risk inherent in the Company’s business strategies and operations, and ensures that appropriate risk mitigation programs are implemented by management.
In addition to the full Board’s oversight of the Company’s risk management, Board committees consider discrete categories of risk relating to their respective areas of responsibility. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
The Board also requires executive management to be responsible for day-to-day risk management. The President and Chief Executive Officer has overall responsibility for the Company's risk management approach. This responsibility also includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. The Company's internal audit function, which reports directly to the Audit Committee of the Board, serves as the primary monitoring and testing function for compliance with company-wide policies and procedures.
The Company believes that the division of risk management responsibilities described above constitutes an effective program for addressing the risks inherent in the operation of the Company and the achievement of its business vision.

Meetings of the Board of Directors
The Board of Directors typically meets four times per year in regular meetings to address the following areas in addition to routine or special business: a spring meeting, which focuses on the Company's Annual Operating Plan; a summer meeting, which focuses on the Company's governance, a fall meeting, which focuses on the Company's Strategic Plan; and a winter meeting, which focuses on the Company's succession planning. During the last fiscal year, there were a total of seven (7) meetings of the full Board of Directors of the Company, four (4) regular meetings and three (3) special meetings. All of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the full Board of Directors held while he or she was a director, and (ii) the total number of meetings held by Committees of the Board of Directors on which they served. All directors are strongly encouraged to attend the Annual Meeting of Stockholders.

Executive Sessions
Executive sessions of the non-management directors are generally held at the beginning and end of each board meeting. During fiscal 2014, the Chairman of the Board of Directors, Richard J. Meelia, presided over all such executive sessions.

Committees of the Board
Compensation—The Board of Directors has a Compensation Committee composed entirely of independent directors. Currently, the members of the Compensation Committee are Pedro Granadillo, Chairman, Susan Bartlett Foote, Ronald Merriman, and Paul Black. The Compensation Committee has overall responsibility for evaluating and approving the compensation plans, policies and programs of the Company related to the chief executive officer and his direct reports and administers the Company’s 2005 Long-Term Incentive Plan. During the last fiscal year, there were a total of four (4) regular meetings of the Compensation Committee.
The Committee specifically:

•	determines the Company’s compensation philosophy and policy for the chief executive officer and other senior management;

•	ensures that the Board annually reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation;

•	annually reviews and approves the relevant peer groups to be used for compensation comparison purposes and regularly reviews the competitive standing of all components of executive compensation;

•	reviews and approves compensation of the chief executive officer and his direct reports;

•
reviews and approves senior management employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, along with any executive benefits beyond those provided to other employees;

•
obtains and reviews market data for all components of director compensation, and provides such market data and its recommendations as input to the Nominating and Governance Committee’s decision on director compensation;

•
approves the grant of equity awards to officers, employees and directors under the Company’s incentive compensation plans and agreements—the Committee determines eligibility, the number and type of awards available for grant, and the terms and conditions of such grants;

•
reviews and approves statements to stockholders on compensation matters which are required by the Securities and Exchange Commission, including the review of the Compensation Discussion and Analysis included in this proxy statement;

•
has the sole authority to retain and terminate any consultant to be used to assist in the evaluation of executive and director compensation and has the sole authority to approve the consultant’s fees and other retention terms—the Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors; and

•
in selecting any consultant, counsel or advisor, considers all factors relevant to that person's independence from management in accordance with applicable New York Stock Exchange and Securities and Exchange Commission standards.

Audit—The Board of Directors has an Audit Committee composed entirely of independent directors. Currently, the members of the Audit Committee are Ronald Merriman, Chairman, Lawrence Best, Ronald Gelbman, Paul Black and Ellen Zane. The Board has determined that service by Ronald Merriman on the audit committees of three other public companies while he is serving on our Audit Committee does not impair Mr. Merriman’s ability to effectively serve on our Audit Committee. During the last fiscal year, there were a total of seven (7) meetings of the Audit Committee, which included four (4) regular meetings and three (3) conference calls.
The Audit Committee:

•	provides general oversight of the Company’s financial reporting and disclosure practices, system of internal controls, and processes for monitoring compliance by the Company with Company policies;

•	is directly responsible for the appointment (subject to stockholder ratification), termination, and compensation of the independent registered public accounting firm;

•	reviews with the Company’s independent registered public accounting firm the scope of the audit for the year and the results of the audit when completed;

•	reviews with the Company’s independent registered public accounting firm and internal finance function various matters relating to internal accounting controls; and

•	reviews with the Company’s corporate control and analysis function, which has responsibility for internal audit, various matters relating to risk assessment and remediation.
Governance—The Board of Directors has a Nominating and Governance Committee composed entirely of independent directors. Currently, the members of the Nominating and Governance Committee are Ronald Gelbman, Chairman, Pedro Granadillo, Mark Kroll, and Susan Bartlett Foote. The Nominating and Governance Committee recommends nominees for election as directors to the full Board of Directors. During the last fiscal year, there were a total of five (5) meetings, four (4) regular meetings and one (1) conference call of the Nominating and Governance Committee.
The Nominating and Governance Committee:

•	considers recommendations for nominees for directorships submitted by stockholders, directors and members of management;

•	recommends to the Board a set of corporate governance principles applicable to the Company;

•	periodically reviews the Company’s corporate governance practices and recommends appropriate changes as applicable; and

•	in collaboration with the Compensation Committee, recommends changes to board compensation based on outside market data and independent consultant recommendations.

Board Composition and the Director Nomination Process
The Nominating and Governance Committee is responsible for reviewing and assessing the appropriate skills, experience, and background required for the Company’s Board of Directors. Because our business operates in regulated healthcare markets around the globe and encompasses research, manufacturing, and marketing functions which are subject to technological and market changes, the skills, experience, and background which are needed are diverse.
While the priority and emphasis of each factor changes from time to time to take into account the current needs of the Company, and business and external trends, an assessment of Board members includes factors such as independence, experience in key business disciplines, and industry background. We strive to achieve diversity with respect to age, gender and ethnicity. We do not expect all directors to have the same skills and experience. The aim is to have diverse portfolio of talents and backgrounds which match those needed by the Company. The committee and the Board review and assess the importance of these factors as part of the Board’s annual self-assessment process to ensure they continue to advance the Company’s goal of creating and sustaining a Board of Directors which can support and effectively oversee the Company’s business.
The Nominating and Governance Committee reviews and evaluates all director nominations in the same manner and in accordance with the Company's bylaws. Stockholders who wish to submit candidates for consideration as nominees may submit an appropriate letter and resume to the Secretary of the Company at the Company’s executive offices in Braintree, Massachusetts.
Although the Board has not adopted any absolute prerequisites for nomination of directors, the Nominating and Governance Committee considers the following minimum criteria when identifying director nominees:

•
the nominee’s skills and business, personal and professional accomplishments, government or other professional experience and acumen, bearing in mind the composition of the Board, the current state of the Company and the markets in which the Company is active at the time;

•	the nominee’s reputation, integrity, independence of thought and judgment, financial sophistication and leadership;

•	independence from management, as defined by the New York Stock Exchange and Securities and Exchange Commission;

•	the number of other public companies for which the nominee serves as a director;

•
the extent to which the nominee is prepared to participate fully in Board activities, including at least one Board committee, and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and the absence of other commitments that would, in the judgment of the Committee, interfere with or limit his or her ability to do so;

•	the extent to which the nominee helps the Board reflect the diversity and interests of the Company’s stockholders, employees, customers and communities;

•	the willingness of the nominee to meet the Company’s stock ownership requirements for directors;

•	the nominee’s knowledge of one or more segments of the Company’s business; and

•	the nominee’s commitment to increasing stockholder value in the Company.
In the case of current directors being considered for re-nomination, the Nominating and Governance Committee will also take into consideration the director’s history of attendance at Board and committee meetings, tenure as a member of the Board, and preparation for and participation in such meetings.
The Company’s nomination process for new Board members is as follows:

•	The Nominating and Governance Committee or other Board member identifies a need to add a new Board member who meets specific criteria or to fill a vacancy on the Board.

•	The Nominating and Governance Committee initiates a search seeking input from Board members and senior management and hiring a search firm, if necessary.

•	The Nominating and Governance Committee considers recommendations for nominees for directorships submitted by stockholders.

•
An initial list of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board is identified and presented to the Nominating and Governance Committee, or its delegate, which evaluates the candidates.

•
The Chairman of the Board, the Chairman of the Nominating and Governance Committee, the Chief Executive Officer, and at least one other member of the Nominating and Governance Committee interview top candidates.

•	All other Board members are kept informed of progress.

•	The Nominating and Governance Committee may offer other Board members the opportunity to interview the candidates and then meets to consider and approve the final candidates.

•	The Nominating and Governance Committee seeks the entire Board's endorsement of the final candidates.

•	The final candidates are nominated by the Board or appointed to fill a vacancy.

Communications with the Board of Directors
Interested parties and stockholders may communicate with the Board of Directors, or the non-management directors as a group, or any individual director by sending communications to the attention of the Secretary of the Company, Sandra Jesse, who will forward such communications to the Chairman. Communications may also be sent via the Company’s website: http://phx.corporate-ir.net/phoenix.zhtml?c=72118&p=irol-inforeq.

Code of Conduct, Corporate Governance Principles and Board Matters
The Company's Code of Business Conduct requires that all of our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of the Company. The Company’s Code of Business Conduct, Governance Principles and the Charters of the Audit, the Compensation, and the Nominating and Governance committees may be viewed on the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=72118&p=irol-govhighlights and printed copies can be obtained by contacting the Secretary at the Company’s headquarters.

Board Independence
The Board has determined that each of the directors who has served during fiscal 2014, with the exception of Mr. Concannon, has no material relationship with the Company and is independent within the meaning of the Securities and Exchange Commission and the New York Stock Exchange director independence standards in effect. In making this determination, the Board considered information provided by each director and by the Company with regard to each director’s business and personal activities as they may relate to the Company and its management.

ITEM 1—	ELECTION OF DIRECTORS
Pursuant to the Articles of Organization of the Company, the Board of Directors is divided into three classes, with each class being as nearly equal in number as possible. One class of directors is elected each year for a term of three years and until their successors shall be duly elected and qualified or until their death, resignation or removal. The terms of Brian Concannon, Lawrence Best and Ronald Merriman are expiring at this annual meeting. After serving on the Board since 2003, Lawrence Best has decided to retire from the Board and will not stand for re-election at the end of his term this July. The Board has nominated Charles Dockendorff for election to a three-year term as Director. Mr. Dockendorff's biography is listed below and contains information regarding his business experience, public company director positions currently held or held at any time during the last five years, and experience, qualifications and attributes that caused the Nominating and Governance Committee and the Board to recommend his nomination as a Director.

The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominees named below. If any such nominees should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitutes as the Board of Directors may recommend. Should the Board of Directors not recommend a substitute for any nominee, the proxy will be voted for the election of the remaining nominees. The nominees are not related to each other or to any executive officer of the Company or its subsidiaries.
The Board of Directors believes election of Brian Concannon, Ronald Merriman and Charles Dockendorff, as Directors of the Company for the ensuing 3 years, is in the best interests of the Company and its stockholders and recommends a vote FOR such nominees.
Nominees for Terms Ending In 2017

Brian P. Concannon
Director since 2009
Management

President and Chief Executive Officer, Haemonetics Corporation
As President and Chief Executive Officer of the Company, Mr. Concannon provides the Board with an intensive understanding of the Company’s business and products. Mr. Concannon brings to the Board extensive sales, marketing and operations experience in the healthcare industry and provides leadership and insights into the Company’s products, strategic planning process and operational effectiveness.
Mr. Concannon, 56, is the President and Chief Executive Officer of the Company. He joined Haemonetics in 2003 as the President, Patient Division and was promoted to President, Global Markets in 2006. In 2007, Mr. Concannon was promoted to Chief Operating Officer and in April 2009, Mr. Concannon was promoted to President and Chief Executive Officer, and elected to the Haemonetics Board of Directors. Immediately prior to joining the Company, Mr. Concannon was the President, Northeast Region, for Cardinal Health Medical Products and Services where he was employed since 1998. From 1985 to 1998, he was employed by American Hospital Supply Corporation, Baxter Healthcare Corp and Allegiance Healthcare in a series of sales and operations management positions of increasing responsibility. He has served in leadership roles within the healthcare industry for more than 25 years. Mr. Concannon is, a member of the board of directors of South Shore Health & Educational Corporation since January 2014, and is the Chairman of the Board of My Brother’s Keeper. Mr. Concannon is a 1979 graduate of West Point.
Other Public Company Board Service: Director, CONMED Corporation (NASDAQ: CNMD since July 2013)

Ronald L. Merriman
Director since 2005
Independent

Retired Vice Chair and Partner of KPMG; Member Board of Directors, Aircastle Limited, Pentair Ltd., and Realty Income Corporation.

Having served as Vice Chair and Partner of KPMG, a global accounting and consulting firm, Mr. Merriman brings the Board extensive expertise in financial management, enterprise risk management and operational controls and effectiveness as well as extensive public company audit committee experience.
Mr. Merriman, 69, joined the Board of Directors in 2005 and is Chairman of the Audit Committee and member of the Compensation Committee. He is currently a member of the Board of Directors, Chair of the Audit Committee and Member of the Compensation Committee of Aircastle Limited, a public aircraft leasing company. He also serves as member of the Board of Directors and Chair of the Audit Committee of Pentair Ltd., a public global diversified industrial company, and is Chairman of the Audit Committee and member of both the Nominating and Governance and Strategic Planning Committees of Realty Income Corporation, a public real estate investment trust.
More recently, Mr. Merriman was the Managing Director of Merriman Partners, a management advisory firm he founded. From 1967 to 1997 Mr. Merriman served at KPMG where he was Vice Chair, Senior Partner for its global healthcare and life sciences practice and Chief Operating Officer of its Health Care and Life Sciences Business Segment. From 1997 to 1999, he served as Executive Vice President of Ambassador International, Inc., a publicly traded travel services business. He has also held leadership positions at various other firms including Managing Director of O'Melveny & Myers and Executive Vice President of Carlson Wagonlit Travel.

Other Public Company Board Service:  Aircastle Limited; Pentair Ltd., formerly Pentair, Inc.; Realty Income Corporation

Charles J. Dockendorff
First Nomination as Director
Independent

Executive Vice President and Chief Financial Officer (CFO) at Covidien plc.

Mr. Dockendorff is a highly-respected healthcare industry leader with extensive experience in finance and corporate management. As a global executive of one of the world’s largest healthcare products companies, Mr. Dockendorff brings to the Board, many years of leadership experience in financial management and planning.

Mr. Dockendorff, 59, is currently Executive Vice President and Chief Financial Officer (CFO) of Covidien plc, a leading $10 billion global healthcare products company. The business, formerly known as Tyco Healthcare, separated from parent company Tyco International on June 29, 2007.
From 1995 until 2006, Mr. Dockendorff served as Vice President and Chief Financial Officer of Covidien. Mr. Dockendorff joined the Kendall Healthcare Products Company, the foundation of the Tyco Healthcare business, in 1989 as Controller and was named Vice President and Controller five years later. He was appointed CFO of Tyco Healthcare in 1995, and helped the Company grow from $600 million in 1995 to $10 billion as Covidien in 2007.
Before joining Kendall/Tyco Healthcare, Mr. Dockendorff was the CFO, Vice President of Finance and Treasurer of Epsco, Inc. and Infrared Industries, Inc. In addition, Mr. Dockendorff worked as an accountant for Arthur Young & Company and the General Motors Corporation.
Other Public Company Board Service: None

Continuing Board Members

Paul M. Black
Director since 2011
Independent

President, Chief Executive Officer and Director, Allscripts Healthcare Solutions, Inc.

Mr. Black brings to the Board his distinct expertise in deploying and leveraging information technologies in healthcare delivery applications.

Mr. Black, 56, joined the Board of Directors in 2011 and is a member of both the Audit Committee and Compensation Committee. Mr. Black is currently President, Chief Executive Officer and Director of Allscripts Healthcare Solutions, Inc., a public healthcare solutions company. Mr. Black also currently serves as a member of the Board of Directors of Truman Medical Centers, a non-profit hospital system based in Kansas City.
From 2007 until 2011, Mr. Black served as Senior Advisor at New Mountain Finance Capital, LLC, a New York based capital management firm and spent more than 13 years with Cerner Corporation in various executive positions, retiring as Cerner’s Chief Operating Officer in 2007. Prior to Cerner, Mr. Black spent 12 years with IBM Corporation in a variety of leadership positions in sales, product marketing and professional services.
Other Public Company Board Service: Allscripts Healthcare Solutions, Inc., (2012 to present).
Susan Bartlett Foote
Director since 2004
Independent

Professor Emeritus, Division of Health Policy and Management, School of Public Health, University of Minnesota; Member Board of Directors, Banner Health System.

Professor Foote is a widely known and respected expert on health policy and brings to the Board extensive policy expertise in both healthcare and corporate responsibility, as well as experience with our hospital customers from her background in public service, academia and hospital board of director service.

Professor Foote, 67, joined the Board of Directors in 2004 and is a member of both the Compensation Committee and Nominating and Governance Committee. Professor Foote is currently a member of the Board of Directors of Banner Health System, a nationally recognized nonprofit healthcare system, and Professor Emeritus, Division of Health Policy and Management, School of Public Health, at the University of Minnesota. She is a member of the California State Bar Association.
From 1999 until 2009, Professor Foote held various leadership positions at the University of Minnesota, serving as Professor, Associate Professor and Division Head of the Division of Health Policy and Management, School of Public Health. In 1996, she founded and led Public Policy Partners, Inc., a health policy consulting firm and was a Partner at the law firm of Dorsey & Whitney LLP. Professor Foote also served as Senior Health Policy Analyst in the United States Senate from 1991 to 1994 and was Professor Business & Public Policy at the University of California at Berkeley from 1982 until 1993.
Other Public Company Board Service: None

Ronald G. Gelbman
Director since 2000
Independent

Retired Worldwide Chairman of the Health Systems and Diagnostics Group at Johnson & Johnson.

Having served as Worldwide Chairman for Health Systems and Diagnostics for one of the world’s largest global healthcare products manufacturers, Mr. Gelbman brings to the Board many years of international executive leadership and management experience in the global healthcare markets, strategic planning skills and marketing expertise.

Mr. Gelbman, 66, joined the Board of Directors in 2000 and serves on the Audit Committee and is Chairman of the Nominating and Governance Committee. He is currently a member of several Boards including Sarasota Memorial Healthcare Foundation, a not for profit public health organization, and SunTrust Southwest Florida Board of Advisors. He is a member of the Board of Trustees at Rollins College and the Out-of-Door Academy College Preparatory School.
Mr. Gelbman retired from Johnson & Johnson in April 2000, after serving as Worldwide Chairman of the Health Systems and Diagnostics Group. He was also a member of the executive committee of Johnson & Johnson. Mr. Gelbman began his career with Johnson & Johnson in 1972, serving in various senior level positions throughout the company.
Other Public Company Board Service: None
Pedro P. Granadillo
Director since 2004
Independent

Member of the Board of Directors of NPS Pharmaceuticals, Inc., and Co-Founder of Umbria Pharmaceuticals; Retired Senior Vice President Global Manufacturing and Human Resources, Eli Lilly and Company.

Mr. Granadillo is a highly-respected pharmaceutical industry leader with extensive experience in corporate management. Having served as a global executive of one of the world’s largest pharmaceutical companies, Mr. Granadillo brings to the Board, many years of leadership experience in manufacturing operations, quality and human resources.

Mr. Granadillo, 67, joined the Board of Directors in 2004 and serves as Chairman of the Compensation Committee and is a member of the Nominating and Governance Committee. Mr. Granadillo is a member of the Board and serves as Chairman of the Compensation Committee of NPS Pharmaceuticals, Inc., a public biotechnology company and co-founded and is a director of Umbria Pharmaceuticals, a private pharmaceutical company.
Mr. Granadillo resigned as director of Nile Therapeutics, a public pharmaceutical company in December, 2013 and from Dendreon Corporation, a public biotechnology company in March 2014. He is the former Senior Vice President of Eli Lilly and Company with world-wide responsibility for manufacturing, quality and human resources. Mr. Granadillo retired from Eli Lilly and Company in 2004 after 34 years of dedicated service. He was a member of Eli Lilly’s Executive Committee and held various senior level positions during his tenure there including 13 years in Europe.
Other Public Company Board Service: NPS Pharmaceuticals, Inc.

Mark W. Kroll, PhD
Director since 2006
Independent

Member, Board of Directors of TASER International; Adjunct Full Professor of Biomedical Engineering, University of Minnesota

Dr. Kroll, a well-known pioneer in the field of electrical medical devices and distinguished technology expert throughout the global medical device industry, provides the Board with extensive expertise in the areas of medical innovation and technology. In 2010, Dr. Kroll was awarded the Career Achievement Award in Biomedical Engineering, the highest international award in biomedical engineering.

Dr. Kroll, 61, joined the Board of Directors in 2006 and serves on the Nominating and Governance Committee. He is currently a member of the Board of Directors of TASER International, Inc., a public safety technologies company and is an Adjunct Full Professor of Biomedical Engineering at the University of Minnesota.
Dr. Kroll served as the Senior Vice President and Chief Technology Officer for the Cardiac Rhythm Management division of St. Jude Medical Inc. He also served as Vice President of the Tachycardia Business division and in various senior executive roles within St. Jude from 1995 through his retirement in 2005. Dr. Kroll also served as an Adjunct Full Professor of Biomedical Engineering and Lecturer on Cardiovascular Physiology at California Polytechnic University. He has more than 25 years’ experience with cardiovascular devices and instrumentation and is the named inventor of more than 350 U.S. patents as well as numerous international patents.
Other Public Company Board Service: TASER International, Inc.

Richard J. Meelia
Chairman since 2011
Independent

Principal, Meelia Ventures, Inc.; Retired Chairman, President and Chief Executive Officer, Covidien plc.

Having served as President and CEO of one of the world’s largest global healthcare products companies and having a long and decorated career in the healthcare industry, Mr. Meelia provides the Board many years of leadership experience in the global healthcare industry, including expertise in strategic planning, market development and international operations.

Mr. Meelia, 65, joined the Board of Directors and assumed the role of Chairman in 2011. He is currently a member of several charitable Boards including Tufts Medical Center and Triangle, Inc., a career empowerment network for people with disabilities. Mr. Meelia also currently serves as the Chairman of the Board of Apollo Endosurgery, Inc., a private company focused on the development of devices that advance therapeutic endoscopy.

From July 2007 until his retirement in July 2011, Mr. Meelia served as Chairman, President, and Chief Executive Officer of Covidien plc following its separation from Tyco International in June, 2007. From January 2006 through the separation, Mr. Meelia was the Chief Executive Officer of Tyco Healthcare and from 1995 through the separation, Mr. Meelia was also the President of Tyco Healthcare. Mr. Meelia joined Kendall Healthcare Products Company, the foundation of both the Tyco Healthcare Business and Covidien, as Group President in 1991. He became President of Tyco Healthcare in 1995. Mr. Meelia formerly served on the Haemonetics Board from 2005-2009. He resigned to focus on his CEO responsibilities at Covidien. Early in his career, Mr. Meelia was promoted through a series of sales and marketing positions at the Pharmaseal and McGaw divisions of American Hospital Supply, where he ultimately became Vice President of Sales and Marketing.  Following his career at American Hospital Supply, and before joining Kendall Healthcare, Mr. Meelia was President of Infusaid, Inc. a $30 million division of Pfizer that marketed implantable infusion pumps and ports.

Other Public Company Board Service: None

Ellen M. Zane
Director since 2012
Independent

CEO Emeritus, Vice Chair Board of Trustees and Retired President and Chief Executive Officer at Tufts Medical Center & Floating Hospital for Children; Member Board of Directors, Brooks Automation, Parexel International Corporation.
Ms. Zane, a nationally renowned health care leader provides the Board with extensive functional and leadership experience in the delivery of healthcare and hospital administration in the United States.
Ms. Zane, 62, joined the Board of Directors in 2012 and is a member of the Audit Committee. She is currently Vice Chair of the Board of Trustees at Tufts Medical Center and Floating Hospital for Children. She also serves as Assistant Professor, Department of Medicine, Division of Clinical Care Research at Tufts University School of Medicine and Adjunct Assistant Professor of Public Health and Community Medicine at the Harvard School of Public Health. Ms. Zane is currently a member of the Board of Directors at Brooks Automation, a public worldwide provider of automation, vacuum and instrumentation solutions for multiple markets, Parexel International Corporation, a public clinical research organization, and Century Capital Management, LLC, a private mutual fund company. She serves on the Executive Committee of Fiduciary Trust Company, a privately owned wealth management company.
Ms. Zane retired from her role as President and Chief Executive Officer of Tufts Medical Center and Floating Hospital for Children in 2011 after 8 years of dedicated service. From 1994 to 2004, Ms. Zane served as Network President at Partners Healthcare System, a physician network sponsored by the Massachusetts General Hospital and Brigham and Women's Hospital. Prior to 1994, Ms. Zane served as Chief Executive Officer of Quincy Hospital in Quincy, Massachusetts.
Other Public Company Board Service: Brooks Automation, Parexel International Corporation

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT
The following table sets forth, as of May 18, 2014, certain information with respect to beneficial ownership of the Company’s common stock by: (i) each person known by the Company to own beneficially more than five percent of the Company’s common stock; (ii) each of the Company’s directors and nominees and each of the executive officers named in the Summary Compensation Table in this Proxy Statement; and (iii) all directors and executive officers as a group.

Ownership Table

		Amount & Nature Beneficial	Percent
Name of Beneficial Owner	Title of Class	Ownership	of Class
Brian P. Concannon(1)	Common Stock	711,634	1.4%
Christopher Lindop(2)	Common Stock	166,656	0.3%
Peter Allen (3)	Common Stock	165,865	0.3%
Kathleen McDaniel(4)	Common Stock	6,662	—%
Jonathan White(5)	Common Stock	136,047	0.3%
Lawrence C. Best (6)	Common Stock	64,516	0.1%
Paul Black (7)	Common Stock	34,650	0.1%
Charles J. Dockendorff	Common Stock	—	—%
Susan Bartlett Foote(8)	Common Stock	64,454	0.1%
Ronald G. Gelbman(9)	Common Stock	93,688	0.2%
Pedro P. Granadillo(10)	Common Stock	71,906	0.1%
Mark W. Kroll(11)	Common Stock	55,332	0.1%
Richard Meelia(12)	Common Stock	40,782	0.1%
Ronald L. Merriman(13)	Common Stock	57,316	0.1%
Ellen Zane(14)	Common Stock	13,676	—%
Neuberger Berman, LLC(15)	Common Stock	5,724,923	11.1%
BlackRock, Inc.(16)	Common Stock	4,486,112	8.7%
The Vanguard Group (17)	Common Stock	3,399,584	6.6%
All executive officers and directors as a group ( 19 persons)(18)	Common Stock	1,792,412	3.5%
_________________________________________________________________________
(1) Includes 645,737 shares which Mr. Concannon has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014. 3,286 shares are subject to a shared power to vote and dispose.
(2) Includes 146,902 shares which Mr. Lindop has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.
(3) Includes 144,758 shares which Mr. Allen has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.
(4) Includes 6,256 shares which Ms. McDaniel has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.
(5) Includes 122,432 shares which Mr. White has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.
(6) Includes 56,164 shares which Mr. Best has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.

(7) Includes 27,318 shares which Mr. Black has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.
(8) Includes 56,164 shares which Ms. Foote has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.
(9) Includes 56,164 shares which Mr. Gelbman has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.
(10) Includes 58,654 shares which Mr. Granadillo has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.
(11)  Includes 46,980 shares which Dr. Kroll has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.
(12)  Includes 32,282 shares which Mr. Meelia has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.
(13)  Includes 46,980 shares which Mr. Merriman has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.
(14) Includes 10,928 shares which Ms. Zane has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2014.
(15)  This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014 reporting aggregate ownership of and sole voting power over 0 shares. It has shared voting power over 5,713,723 shares and shared dispositive power over 5,724,923 shares. The reporting entity’s address is 605 Third Avenue, New York, NY 10158.
(16) This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2014 reporting aggregate ownership of and sole dispositive power over 4,486,112 shares and sole voting power over 4,339,081 shares. The reporting entity’s address is 40 East 52nd Street, New York, NY 10022.
(17) This information has been derived from Schedule 13G filed with the Securities and Exchange Commission on February 11, 2014 reporting sole voting power over 72,200 shares and shared voting power over 0 shares. It has sole dispositive power over 3,330,984 shares and shared dispositive power over 68,600 shares. The reporting entity's address is 100 Vanguard Boulevard, Malvern, PA 19355.
(18) Includes 1,546,687 which executive officers and directors have the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18,2014.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires the Company’s directors, officers and persons who own more than 10% of the Company’s common stock to file with the Securities and Exchange Commission and the New York Stock Exchange reports concerning their ownership of the Company’s common stock and changes in such ownership. Copies of such reports are required to be furnished to the Company. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company during or with respect to the Company’s most recent fiscal year, all Section 16(a) filings required by persons who were, during the most recent fiscal year, officers or directors of the Company or greater than 10% beneficial owners of its common stock were made on a timely basis with the exception of the filing of an initial report on Form 3 with respect to Kathleen McDaniel and a Form 4 with respect to her July 2013 equity grant. The Company filed the necessary Form 3 and Form 4 on April 11, 2014.

TRANSACTIONS WITH RELATED PERSONS
The Board has adopted a policy and procedures for the disclosure, review, approval or ratification of any transaction in which the Company or one of its subsidiaries is a participant and in which any “related person” (director, executive officer or their immediate family members, or stockholders owning 5% or more of the Company’s outstanding stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance. The Board of Directors reviews the transaction in light of the best interests of the Company and determines whether or not to approve the transaction. The policy requires that executive officers and directors of the Company report proposed related party transactions to the Company’s Chief Legal Officer, who will bring the proposed transaction to the attention of the Board of Directors. The Company is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission since the beginning of fiscal 2014, nor is the Company aware of any instances during the period in which the foregoing policies and procedures required review, approval or ratification of such transaction but for which such policies and procedures were not followed.

COMPENSATION RISK STATEMENT
As stated in the Company's compensation philosophy, risk is a key consideration of the Compensation Committee in the development and design of compensation programs and policies. In the fourth quarter of fiscal 2014, with the assistance of management, the Compensation Committee reviewed the potential for the Company's compensation programs and policies to have a material adverse effect on the Company. An assessment process was completed to assess the potential risks and mitigating factors in the Company's compensation plans, including the following considerations:

•	Market Perspective: The competitiveness of compensation levels, mix and provisions with market norms, as well as the quality of peer group selection;

•	Performance Metrics: The type and combination of various financial and non-financial performance metrics used in incentive plans;

•	Pay Mix: The mix of pay elements, including short-term vs. long-term, fixed vs. variable, and cash vs. equity;

•	Leverage: The payout curve of incentive plans, including slope and caps

•	Checks and Balances: Factors that balance compensation risk through oversight, design, and policies
In the process of our compensation risk assessment, multiple factors were identified that mitigate potential unnecessary risk-taking, including:

•	Target compensation levels are set at approximately the median of the competitive market;

•	The fiscal 2014 Peer Group is representative of the Company in key size parameters;

•	Balanced metrics in our incentive plans promote both top line and bottom line growth;

•
Annual non-sales bonus payouts are (i) based upon a plan design and performance targets for revenue and operating income which are pre-approved by the Compensation Committee of the Board of Directors at the beginning of every year, (ii) capped, and (iii) do not guarantee a minimum bonus payout;

•
A recapture policy in our annual bonus plans would recoup any payouts made as a result of material non-compliance with any financial reporting requirement that requires a restatement or if an employee’s actions violate the Haemonetics Code of Business Conduct;

•	A significant portion of compensation for our executives and other senior management is in the form of long-term incentives;

•	Equity awards are granted to executives and senior management annually and vest over four years with overlapping vesting periods, which foster a continuous long-term perspective;

•	Share ownership guidelines require meaningful levels of equity ownership for senior management; and

•	Change-in-control agreements are competitive with market norms for severance amounts and are only payable in the case of both a change-in-control and the employee’s termination other than for cause.
The Compensation Committee will continue to be proactive in monitoring compensation risk, and to assess the potential risks of compensation programs and policies during the design and approval process. In addition, the Committee will conduct an annual compensation risk assessment to monitor ongoing compensation plans.

COMPENSATION DISCUSSION and ANALYSIS
Executive Summary
At Haemonetics, our mission is to be the global leader in blood management solutions, leveraging our innovative products and services to improve medical outcomes for patients worldwide, while maximizing return for our investors. To realize our mission, we must recruit, retain and motivate exceptional leaders with the ability to deliver superior results. Our executive compensation program is instrumental in achieving these objectives.
Over the past three years, our stockholders have been overwhelmingly supportive of our executive compensation programs, with at least 98% of voted shares supporting our advisory "say-on-pay" vote. We believe this reflects our commitment to programs which reflect business performance and motivate achievement of superior results.
In fiscal 2014, we continued to deliver on that commitment in a challenging environment. As we intended, compensation for our senior executives was directly affected by our business and stock price performance. Consistent with the Company's strategic goals, we designed and implemented a performance-based award which aligns equity compensation with outstanding returns to our shareholders over several years.

Fiscal 2014 Business Performance
In fiscal 2014, we continued our multi-year strategic plan to improve Haemonetics’ competitiveness on several fronts while growing revenue in key businesses. However, due to a fiscal 2014 environment characterized by mounting pressure in the United States’ hospital and blood center markets, we also fell short of our goals in several areas.

Three elements of our business - Plasma, diagnostics and emerging markets - combined to represent 53% of our disposables revenue and grew 13% on a constant currency basis.* On a constant currency basis, our Plasma business grew 11%, the TEG analyzer product line saw 21% growth, and grew that product line 20% in emerging markets, such as China and Russia. These are key growth drivers for the business and are areas where we have made significant investments.

However, about 20% of our business supports blood collections in the United States. With American hospitals increasingly implementing blood management techniques to decrease the frequency of transfusions, blood center revenue in this market is lower due to rapid declines in the demand for blood products and the prices hospitals pay for blood components. This is driving increased competition among blood centers, leading to changes which our U.S. blood center customers had not contemplated until recently. In addition to the secular decline in demand, we have made price concessions to the U.S. blood center purchasing organization, HemeXcel Purchasing Alliance LLC, in order to win a single source tender.

As a result of these headwinds, our revenue growth in our identified growth areas of plasma, diagnostics and emerging markets was offset, and the end result was a 5% increase in revenue and 10% growth in adjusted net earnings.
At the beginning of fiscal 2014, we announced a multi-year plan to pursue strategic opportunities referred to as Value Creation and Capture ("VCC"). The VCC opportunities include investment in product line extensions and next generation products, enhancement of commercial capabilities and a transformation of our manufacturing network to best support these commercial strategies while optimizing expense levels. Collectively, these are opportunities to position us for optimal growth and increased competitiveness.
During fiscal 2014, we took some important steps in the VCC process:

•	We announced we are discontinuing manufacturing activities at our Braintree, Massachusetts and Ascoli-Piceno, Italy locations;

•	We began expanding our current facility in Tijuana, Mexico;

•	We engaged Sanmina Corporation as a contract manufacturer for our medical devices;
_______________________________
*This is a non-GAAP measure which excludes restructuring, transformation, deal-related amortization, and other costs (such as asset write downs related to restructuring activities and in-process research and development charges) for both the targets established and the actual results achieved.   This is the same presentation as the adjusted net income provided with our April 28, 2014 press release announcing our fiscal 2014 earnings.

•	We broke ground on a new manufacturing facility in Penang, Malaysia; and

•	We introduced Donor Doc Phlebotomy, a software solution which captures information during the blood collection process.

During fiscal 2014 we saw some notable successes as well as some areas where we fell short of our goals.
Among our notable successes this year:

•	Total revenue of $938.5 million - an increase of 5%;

•	Adjusted net income was $114.4 million, up 10%, and adjusted earnings per share were $2.19, up 10%;*

•	Plasma, diagnostics and emerging market revenue, three areas identified and supported as growth drivers, grew 13%; and

•	We entered into a multi-year agreement to exclusively supply the HemeXcel Purchasing Alliance LLC with certain whole blood collection components.

Where we fell short of our goals:

•	We did not meet our own goals for revenue and operating income;

•	A large decline in value of the Japanese Yen and sudden changes in blood management practices undermined revenues;

•	Loss of a tender to exclusively supply the American Red Cross with certain whole blood collection products; and

•	Total shareholder return in fiscal 2014 was negative 23%, versus a 17% gain in the S&P 500.

In particular, we saw a decline in our share price late in our fiscal year:

Fiscal 2013 Haemonetics share price performance.

_______________________________
*This is a non-GAAP measure which excludes restructuring, transformation, deal-related amortization, and other costs (such as asset write downs related to restructuring activities and in-process research and development charges) for both the targets established and the actual results achieved.   This is the same presentation as the adjusted net income provided with our April 28, 2014 press release announcing our fiscal 2014 earnings.

2014 Pay and Performance Alignment
Fiscal 2014 Payments
During this challenging year, the relationship between performance and actual compensation realized was evident. As discussed in greater detail in the section titled "Pay for Performance", we set target pay opportunity at the market median and then allow performance to dictate actual compensation realized. Annually, we provide our senior executives, including the named executives, with three basic pay elements: base salary, short-term incentive pay, and long-term incentive pay consisting of equity compensation in the form of stock options and restricted stock.
Our Chief Executive Officer, Brian Concannon, did not receive a fiscal 2014 annual incentive payment because we did not reach our revenue or operating income goals. However, our planned targets for the year did not reflect a rapid change in demand due to a business environment characterized by intense pressure in the U.S. hospital and blood center markets. In recognition of this change and recognizing the performance of the management team in executing our strategic plan and key VCC projects, the Board of Directors provided our other named executive officers with an annual incentive payment at 25% of their target. At his request, Mr. Concannon did not receive this payment. In addition, and consistent with our annual incentive program, Peter Allen, our President Global Plasma, was paid 24% of his total annual incentive target for achievements within the Global Plasma business unit. As a result, Mr. Allen received a total annual incentive payment equal to 49% of his annual incentive target.
This year we recognized our Chief Financial Officer and Executive Vice President Business Development Christopher Lindop for his leadership in the acquisition and integration of the whole blood business, the largest and most complex deal in the history of the Company, and his leadership in identifying further growth opportunities with a cash award of $250,000 in July 2013.
In fiscal 2013 we recognized Mr. Allen for his significant contributions in the leadership of the Global Plasma business. Mr. Allen successfully worked with our customers on contract extensions which enabled us to continue the growth of this successful business. After receiving $100,000 installment of a cash award in fiscal 2013, Mr. Allen received the second and final installment of $150,000 in fiscal 2014.
As usual, annual equity grants were made in October and were consistent with total compensation packages equal at median of our peer group. As in years past, our equity program emphasizes pay for performance by balancing stock options and restricted stock units. Made before our stock price declined in March, the stock option grants from October 2013 now have exercise prices significantly above the current market price.
Due to the strong connection between our compensation programs and shareholder returns, our executives also saw declines this year in the value of their equity and realized compensation. Our shareholders realized total returns for the fiscal year of negative 23%, under-performing both the S&P 500 and S&P Healthcare Equipment Select indices, which returned 17% and 25% over the same period, respectively. As a consequence, our executives saw significant decreases to their previously granted long-term incentive award grant values.
Multi-Year Performance Market Stock Units
In fiscal 2014, we implemented an award directly tied to the price of our stock being above $50 per share in March 2017. We believe these multi-year performance based grants will incentivize excellent execution of the strategic plan, our VCC opportunities and the delivery of superior long-term returns to shareholders. The market stock units are designed to issue shares to executives based on the average price of the Company's common stock in March 2017. These awards will not deliver any value unless the stock price is above $50 per share in March 2017. We believe these grants reflect both our commitment to pay for performance and alignment of our senior executives' incentives to our multi-year strategic goals.
Our executive team is accountable for, and takes ownership of, the short-term and long-term performance of the Company within a culture that requires ethical behavior and transparency. The following is a summary of key executive compensation plans and policies aligned with best practice that are discussed in greater detail in this Compensation Discussion and Analysis:

•
Compensation Philosophy-The Compensation Committee developed a compensation philosophy which guides the design of all compensation programs, emphasizing employee recruitment and commitment, a performance-based culture, and cost effectiveness.

•	Pay for Performance-Our pay programs are designed to support our pay for performance philosophy, emphasizing and rewarding execution of our business strategy and achievement of corporate objectives.

•
Share Ownership Guidelines-To align our executives with the long-term interests of our stockholders and promote Company ownership, our executives are required to hold a meaningful value of Haemonetics stock for the duration of their employment.

•
Executive Benefits and Perquisites-Executives are provided a competitive benefits program that consists of health, disability, and life insurance and our 401(k) retirement plan on the same basis as our non-executive employees. In addition, certain of our US-based senior executives, including all named executive officers, are able to participate in a non-qualified deferred compensation program that allows them to defer certain elements of their pay over the 401(k) limit. To maintain comparable savings opportunities for all employees, the Company has not made any contributions to the deferred compensation plan.

•	Benchmarking and Peer Group Analysis- We target the market and peer group medians when setting total executive compensation.

•
Employment Agreements- In general, we do not offer our senior executives employment agreements other than to the extent they are common local practice. None of our named executive officers was covered by an employment agreement in fiscal 2014.

•
Change in Control Agreements-We employ change in control agreements for a very limited number of key executives to retain our leadership in the event of a change in control and also to provide them with financial security in case of a loss of employment. Our agreements only provide benefits to participants if there is both a change in control of the Company and termination of employment other than for cause.

•
Recapture Policy-Our annual incentive program contains a provision that allows us to recoup any payouts made as a result of material non-compliance with any financial reporting requirement that requires a restatement under the securities laws as result of misconduct or if an employee’s actions violate the Haemonetics Code of Business Conduct.

•	Hedging-Our Code of Conduct prohibits our executives from hedging our securities.

•
Compensation Risk- The Compensation Committee considers risk when designing our compensation plans. The Committee also conducts a comprehensive annual review of compensation risk in the fourth quarter to assess the presence of any risks that may have a material adverse effect on the Company.

•	Independent Compensation Committee- Our Compensation Committee is comprised of only independent members of Board of Directors.

•	Independent Consultant- The consultant to the Compensation Committee provides no other services to the Company or management.

Compensation Philosophy and Key Elements
The Compensation Committee maintains a documented compensation philosophy statement as a guideline for developing, reviewing and administering executive compensation programs. The statement is reviewed annually for continued appropriateness and updated accordingly. Our compensation philosophy is to provide compensation opportunities that drive three major objectives:

•
Attract motivate and retain key executives-Our goals of increasing stockholder value and achieving our long-term strategic aims are dependent on our ability to retain our current management team and to hire new executives with diverse and complementary experience. To achieve these goals we strive to provide competitive compensation programs that require continued service and performance.

•
Pay for performance-We strive to achieve an appropriate mix between fixed and performance-based compensation to motivate management to achieve predetermined financial, operational and strategic objectives over both the short and long-term and to align the interests of management with the interests of stockholders. Programs are designed to pay above the market median for performance above target and below the market median for performance below target.

•
Display a clear correlation between the cost of compensation and the value to the employee and to the Company -The cost of compensation is evaluated annually against an “afford to spend” model and balanced against the value each element of compensation provides. Our goal is to provide competitive total compensation opportunities through programs with efficient, effective, and competitive cost while enhancing stockholder value.

Components of Haemonetics’ Executive Compensation Program
Our executive total rewards program is divided among four major elements including base salary, short-term incentives, long-term incentives, and benefits. A brief description of each element and their purpose at Haemonetics is described below:

Compensation Element	Description	Purpose
Base Salary	Fixed cash compensation based on role, job scope, experience, qualification, and performance	To compensate for individual technical and leadership competencies required for a specific position and to provide economic security
Short-Term Incentive	Annual cash incentive opportunity payable based on achievement of corporate, business unit, and individual objectives	To incentivize management to meet and exceed annual performance metrics and deliver on commitments to stockholders
Long-Term Incentive	Annual equity award comprised of Stock Options and Restricted Stock Units	To incentivize management to increase stockholder value, reward long-term corporate performance, and promote employee commitment through stock ownership
	Multi-year performance based grant of Market Stock Units	To connect management compensation to achievement of our multi-year strategic plan and related Value Creation and Capture opportunities
Benefits	Competitive health, life insurance, disability, and retirement benefits	To promote health and wellness in the workforce and to provide competitive retirement planning and saving opportunities

Pay Mix
When determining compensation levels, we target all elements of compensation at the market median. Through at-risk pay components, our pay program is designed to reward exceptional corporate and individual performance with actual pay above the market median. At the same time, performance below expectations will result in actual pay levels below the market median.
The following chart illustrates the allocation of target total direct compensation for the Chief Executive Officer and for other named executive officers among base salary, short term and long term compensation, including the annualized value of the multi-year market stock units granted in fiscal 2014. All elements of compensation are considered to be at-risk with the exception of base salary, particularly the market stock units which have no value if our stock price is below $50 per share in March 2017.
Total compensation is defined as fiscal 2014 base salary, target annual incentive payment, and the target grant date value of equity awards as disclosed in Summary Executive Compensation Table.
For our executives, the amounts and mix attributed to base salary, short-term incentives and long-term incentives are determined in reference to market norms combined with our desire to align pay with the goals of our compensation philosophy. While we evaluate our executive pay mix on an annual basis, we do not adhere to a rigid formula when determining the actual mix of compensation elements. Rather, our current policy is to balance the short and long-term focus of our compensation elements in order to reward short-term performance while emphasizing long-term value creation. These objectives are achieved by placing considerable weight on long-term, equity based compensation while also offering enough cash and short-term compensation to attract and retain executive talent.
We take a modified approach to our Chief Executive Officer compensation. Mr. Concannon’s pay mix includes more in equity compensation and annual incentive opportunities and less in base salary than his peers and other Haemonetics executives. We believe this places a greater emphasis on rewarding performance and ensures the Chief Executive Officer, in particular, is closely aligned with stockholders.

Pay for Performance
One of the primary objectives of our compensation philosophy is to design and support pay opportunities that align with strong business performance and long-term value creation for our stockholders. Our executive compensation plans in particular are designed with specific emphasis on accountability for our financial results in the short-term and stockholder return over the longer-term. We create this alignment through several interacting mechanisms:

Pay Mechanic	Haemonetics Methodology
Pay Positioning	All components of executive compensation are targeted at the market’s 50th percentile
Performance Target Setting	We set ambitious but achievable goals for ourselves and for the Company aligned with our commitments to stockholders
Compensation Vehicles	Base Salary	Sets baseline pay level
	Annual Incentive Program	Annual incentive payment which rewards performance relative to annual financial goals
	Stock Options	Long-term incentive with seven year term that has no intrinsic value unless value is created for shareholders
	Restricted Stock Units	Long-term incentive with four year vesting schedule
	Market Stock Units	A multi-year award vesting in March 2017 which has no intrinsic value unless the Company’s common stock reaches at least $50 per share immediately prior to vesting.
Compensation Mix	Our compensation mix is weighted towards variable pay elements and long-term incentive pay elements
The combined effect of these mechanisms is that our named executive officers are compensated at the market median when we meet our performance targets, deliver on the expectations we communicate to our investors, and drive stock price appreciation. Should our performance exceed expectations, then our executives will be compensated above target, and vice versa. The significant weighting of long-term incentives ensures that our executives’ primary focus is sustained long-term performance, while our short-term incentive motivates consistent annual achievement.
Fiscal 2014 Compensation
Base Salary
Program Mechanics
Base salary is provided to compensate for individual technical and leadership competencies required for a specific position and to provide economic security. The target base salary level will vary based on the field in which each executive operates, the scope of each position, the market for similar executives, the experience and qualifications needed for the role, the executive's performance, their experience and qualifications, and an assessment of internal equity among their peers. Base salaries can increase through the merit process as discussed under the section titled "Evaluating Executive Performance."
2014 Base Salary

Following a review of compensation levels, the Committee concluded Mr. Concannon’s current total target cash compensation is significantly below our peer group's chief executives . Mr. Concannon’s target annual incentive payment is at the median for the peer group and target total cash compensation fell well below the median for the peer group. As a result of this finding, Mr. Concannon was given a merit increase of 3.45% for fiscal 2014. Mr. Concannon’s total compensation still has a significantly higher percentage of variable compensation than the median of the peer group. For the remainder of the named executive officers, the Committee approved salary increases of approximately 4.0% to bring them into parity with the peer group. Salary levels and merit increases for fiscal years 2013 and 2014 are noted below:

		FY 2013	Increase	FY 2014
Executive	Title	Base Salary	%	Base Salary
Brian Concannon	President & CEO	$580,000	3.45%	$600,000
Christopher Lindop	CFO &VP, Business Development	$450,000	4%	$468,000
Kathleen McDaniel	EVP, Global Human Resources	N/A	N.A	$340,000
Peter Allen	President, Global Plasma	$422,000	4.00%	$438,900
Jonathan White	Chief Science & Technology Officer	$424,000	4.01%	$441,000
Annual Incentive Program
Program Mechanics
The annual incentive program is a short-term cash incentive payment designed to motivate and reward employees for executing and delivering on the key performance metrics for any given fiscal year. One of the primary objectives of the program is to make our executives accountable for meeting or exceeding their annual commitments to stockholders. All of our named executive officers participate in the annual incentive program.
Performance metrics for each participant are divided among corporate, business unit, and individual objectives with varying weight depending on job level and job scope. Executives directly responsible for a sales organization are aligned with a business unit component, while those who are not directly responsible for a sales organization are aligned with individual objectives. As a result of this goal weighting, the size of payments made to senior executives is largely determined by overall Company financial performance. The chart below outlines the alignment of objectives for our named executive officers:

		Annual Incentive Weighting
	Business Unit	Corporate	Business Unit	Individual
Executive	Responsibility	Component	Component	Component
Brian Concannon	No	100%	—%	—%
Christopher Lindop	No	80%	—%	20%
Kathleen McDaniel	No	80%	—%	20%
Peter Allen	Global Plasma	80%	20%	—%
Jonathan White	No	80%	—%	20%
The number and type of performance metrics and specific performance targets for each metric are determined annually at the beginning of the fiscal year. To reinforce profitability, the ratio of revenue to operating income is weighted more heavily toward operating income. For fiscal 2014, the weighting of performance metrics within each incentive component were as follows:

Corporate Component	Business Unit Component	Individual Component
40% Corporate Revenue	40% Business Unit Revenue	Operating Income Funding
60% Corporate Operating Income	60% Business Unit Operating Income	Individual Goals Multiplier
Payments related to the Corporate and Business Unit components of the program are calculated using a payout scale which aligns increased payouts with higher achievement levels. The Committee has the ability to pay participants in the plan should Company performance fall short of threshold expectations.
We plan on funding the Individual Component at a minimum of 25% of its target value regardless of Company performance, however, the Committee has the ability to lower or eliminate this minimum funding. Depending on operating income performance, the Individual Component can be funded up to 200% of its target value. Any payments are dependent on achievement of individual goals. The level of individual achievement is measured on a percentage basis which is then multiplied by the funded amount to determine the payment.
The table below details the target and actual performance levels as well as actual payout percentages for the annual incentive plan.

	Threshold	Target	Maximum	Actual	Payout
FY 2014 Revenue Targets	Performance	Performance	Performance	Performance	Percentage
Performance Achievement	95%	100%	110%	—%	—%
Payout as Percentage of Target	25%	100%	200%	—%	—%
Corporate ($ in millions)	$950.00	$1,000.00	$1,100.00	93.9%	—%
Global Plasma ($ in millions)	$283.70	$298.60	$328.50	101.9%	106%

FY 2014 Operating	Threshold	Target	Maximum	Actual	Payout
Income Targets (1)	Performance	Performance	Performance	Performance	Percentage
Performance Achievement	90%	100%	110%	—%	—%
Payout as Percentage of Target	25%	100%	200%	—%	—%
Corporate ($ in millions)	$181.60	$201.80	$222.00	84%	—%
Global Plasma	$108.60	$120.70	$132.80	104.1%	130%

(1)
This is a non-GAAP measure which excludes transformation, restructuring and deal closing costs, and asset impairments for both the targets established and the actual results achieved.   This is the same presentation as the adjusted net income provided with our April 28, 2014 press release announcing our fiscal 2014 earnings.

2014 Payments
In 2014, our named executive officers were paid consistent with our overall executive compensation program. Target annual incentive levels are expressed as a percentage of base salary, and are set by the Committee at the July 2013 meeting. Consistent with all elements of our compensation program, targets are aligned within a range of the market median.

	FY 2013	FY 2013	FY 2014	FY 2014
	Target	Target	Target	Target
Executive	(% Salary)	($)	(% Salary)	($)
Brian Concannon	100%	$580,000	100%	$600,000
Christopher Lindop	55%	$247,500	60%	$280,800
Kathleen McDaniel (1)	—	—	45%	$153,000
Peter Allen	45%	$189,900	45%	$197,505
Jonathan White	45%	$190,800	45%	$198,450

(1)	Ms. McDaniel started on March 25, 2013 and was not eligible for an annual incentive payment in Fiscal 2013.
In deciding whether to make annual incentive payments to Mr. Concannon and the other executive officers, the Committee considered the Company's overall performance and results in relationship to the performance goals set in July 2013.

Based on these three components, total fiscal 2014 annual incentive payments are calculated below:

											Total FY
Executive	FY 2014 Target	Corporate Component Payout		Business Unit Component Payout		Individual Component Payout		Supplemental Performance Payout		Total FY 2014 Payout	2014 Payout (% of Target)
Brian Concannon	$600,000	—	+	—	+	—	+	—	=	—	—%
Christopher Lindop	$280,800	—	+	—	+	—	+	$70,200	=	$70,200	25%
Kathleen McDaniel	$153,000	—	+	—	+	—	+	—	=	$76,500	50%
Peter Allen	$197,505	—	+	$47,559	+	—	+	$49,376	=	$96,935	49%
Jonathan White	$198,450	—	+	—	+	—	+	$49,613	=	$49,613	25%
As part of the provisions of Ms. McDaniel's new hire agreement and consistent with how other newly hired Executive Council members are handled, she will be receiving a guaranteed prorated annual incentive payment of $76,500 which represents half of her $153,000 target payment. At his request, Mr. Concannon did not receive the supplemental annual incentive payment.

Cash Awards

This year we recognized our Chief Financial Officer and Executive Vice President Business Development Christopher Lindop for his leadership in the acquisition and integration of the whole blood business, the largest and most complex deal in the history of the Company, and his leadership in identifying further growth opportunities in other elements of our business which led to our VCC program, which is now accelerating business opportunities across our portfolio. As a result, Mr. Lindop received a cash award of $250,000 in July 2013.
In fiscal 2013 we recognized Peter Allen, our President Global Plasma, for his significant contributions in the leadership of the Global Plasma business. Mr. Allen successfully worked with our customers on contract extensions which enabled us to continue the growth of this successful business. He obtained new business or contract extensions with all of our major Plasma customers placing 80% of our Plasma business under contract through December 2018. In fiscal 2014, Mr. Allen received the second and final installment of a $150,000 cash grant.
2014 Long-Term Incentive Program
Program Mechanics
The Company's long-term incentive program provides incentives to grow stockholder value, rewards long-term corporate performance, and promotes employee commitment through stock ownership while also managing compensation expense and dilution. At the executive level, where individual performance is most closely aligned with the financial performance of the business, the objectives of this program are:

•	Drive long-term growth of the business in conjunction with our strategic plan;

•	Ensure that any value delivered to executives is aligned with an increase in stockholder value; and

•	Retain high performing individuals.
Historically, we have issued stock options and time-vested restricted stock units, each having its own role in the total compensation offered. We use stock options for their emphasis on stock price appreciation. Value is only earned when the stock price increases above the exercise price, encouraging behavior that will increase stockholder value. Awards vest over four years, providing a long-term performance period. Restricted stock units encourage executive commitment through value preservation and long-term vesting. Because the value of restricted stock units is not solely dependent upon stock price appreciation, they provide an incentive to remain with the Company regardless of stock price fluctuation while also closely aligning executives with stockholders who primarily own shares, not options.

Grant values for our named executive officers were determined using a value-based model that takes into account market competitiveness, specific roles, individual performance and potential and the resulting compensation expense. We target the median of the market in determining the value of long-term incentive grants. Grant values are translated into a number of stock options and restricted stock units based on the stock price and Black Scholes value on the date of grant. Executives typically receive a mix of 70% stock options and 30% restricted stock units.
Employee stock option and restricted stock unit awards generally vest 25% per year over four years. Stock options must be exercised within seven years of the date of grant, after which they are forfeited. The exercise price of all stock options is the grant date fair market value, which is the average of the high and low trading price of Haemonetics stock on the date of grant.
In support of our pay for performance philosophy, long-term cash or equity awards that vest over time have also been used to recognize and reward the performance of specific individuals and the importance of their role to the long-term strategy of the business.
2014 Multi-Year Performance Grant
In fiscal 2014, we provided an award directly tied to the price of our stock being above $50 per share in March 2017. With target award values based on expected results from our strategic plan, we believe these multi-year market stock units are an important performance-based method of providing long-term incentives to executives. Tied to our multi-year strategic plan and related VCC opportunities, the value of these market stock units is based solely on the average price of the Company’s common stock in March 2017 and will not deliver any value unless the stock price is above $50 per share at that time. By design market stock units could deliver significant value to executives or as little as no value depending on stock price performance. As a result, the grants align the Company's strategic goals and executive pay with long-term increases in stockholder value.
Holders of market stock units are eligible to receive a share of Company stock for each market stock unit. The number of market stock units, and therefore the number of shares payable, ultimately depends on the Company’s stock price. If the Company’s stock is below a minimum threshold price during the relevant measurement period, the holders receive no market stock units - and no compensation from this award. Conversely, if the Company’s stock achieves certain price levels, the holders are eligible to receive up to three times the “target” amount of market Stock units.
The market stock units granted in fiscal 2014 will vest, if at all, on the maturity date of March 31, 2017. Their quantity, and the number of shares payable, is based upon the Company’s average closing stock price for the last 30 trading days prior to the maturity date in accordance with the following schedule:

	Company Stock Price at Maturity Date	Share Payout as a Percentage of Target Award
≤	$50.00	0%
	$50.01	10%
	$55.00	55%
	$60.00	100%
	$65.00	140%
	$70.00	180%
	$75.00	220%
	$80.00	260%
≥	$85.00	300%
If Company stock price performance is in between two stock prices adjacent to each other in the above schedule, the share payout will be interpolated linearly.
To receive shares, the holder of a market stock unit award must be an employee on the maturity date except in the cases of death, disability, a qualifying retirement, or a change of control. Executives who die, suffer a qualifying disability, or retire at 55 years of age or older after 5 years of service prior to the maturity date will receive a prorated portion of the share payout based upon Company stock price performance. A change of control of the Company, as defined in the grant agreement, prior to the maturity date will result in an acceleration of the vesting and a payout based on the Company’s stock price as of the change in control. The grants are subject to recovery, or claw back, in accordance with applicable law or Company policy.
In July 2013, we granted a “target” number of 300,000 performance-based market stock units to 13 of our senior executives under the Company’s 2005 Long-Term Incentive Compensation Plan, including a “target” number of 50,000 market stock units to Mr. Concannon and a “target” number of 25,000 market stock units to each of the other named executive officers. The total value of these awards as of the grant date is listed below for each named executive. These values represent an estimated value. The executives will receive no shares or value unless the stock price is above $50 a share in March 2017:

Executive	Market Stock Awards Granted	Grant Date Target Value	Annualized Target Value
Brian Concannon	50,000	$1,871,000	$505,676
Christopher Lindop	25,000	$935,500	$252,838
Kathleen McDaniel	25,000	$935,500	$252,838
Peter Allen	25,000	$935,500	$252,838
Jonathan White	25,000	$935,500	$252,838
“Grant Date Value” is based on the value disclosed in the Summary Executive Compensation Table. “Annualized Target Value” is the Grant Date Value divided by the 3.7 years term of the multi-year market stock awards.

The following table represents the pay mix of Mr. Concannon including the total grant date value of the market stock awards as compared to the annualized target value. As the table shows, Mr. Concannon’s compensation is heavily weighted toward equity awards which are aligned with stock price performance.

Pay Mix with Market Stock Units

Chief Executive Officer	Named Executive Officers

2014 Annual Grants
Consistent with our past practice, in October 2013 the Committee approved grants of stock options and restricted stock units under the Company’s 2005 Long-Term Incentive Compensation Plan to each of the named executive officers. These equity grants were made consistent with our equity compensation policies and reflect the Committee’s consideration of individual achievement, the market for executives of similar experience and responsibility, the size of past grants, and expense and dilution considerations. The grant details for each executive are as follows:

Executive	Grant Date Value	Stock Options Granted	Restricted Stock Units Granted
Brian Concannon	$3,500,000	234,899	25,204
Christopher Lindop	$700,000	46,979	5,040
Kathleen McDaniel	$775,000	53,548	5,665
Peter Allen	$450,000	30,201	3,240
Jonathan White	$425,000	28,523	3,060
As noted above, these awards vest over four years in increments of 25% per year.
In addition, we granted a long-term incentive award to Ms. McDaniel outside of the annual grant process. Ms. McDaniel was hired on March 25, 2013 and as an incentive to join the Company the Committee granted Ms. McDaniel a new-hire grant valued at $350,000 on April 9, 2013. The award was comprised of 70% stock options and 30% restricted stock units and vests over four years in increments of 25% per year. In addition, she received an annual grant valued at $425,000 in October 2013. This award was also comprised of 70% stock options and 30% restricted stock units and vests over 4 years in 25% increments per year.

2014 Executive Benefits and Perquisites
Executives are provided a competitive benefits program that consists of health, disability, and life insurance on the same basis as non-executive employees. Currently, there are no benefit programs or special perquisites set up for the exclusive use of our executives.
Retirement Benefits
To be competitive in attracting and retaining executives, we maintain a Non-Qualified Deferred Compensation Plan and tax qualified 401(k) savings plan to allow executives to accumulate value on a tax-deferred basis. The Non-Qualified Deferred Compensation Plan allows the named executive officers to elect to contribute up to 75% of their annual base salary and annual incentive plan to a plan account. While the plan allows us to make discretionary contributions to those plan accounts, we have not made any and have no immediate plans to do so. All named executive officers are eligible to participate in a non-qualified deferred compensation plan.
Change in Control Benefits
We have agreements with a limited number of executives, including all named executive officers, for the sole purpose of retaining their services during a change in control of the Company and to provide them with financial protection in case of loss of employment after such an event. Our change in control agreements provide:

•
If the executive’s employment is either terminated or if he or she suffers a material diminution of compensation or responsibilities after a change in control, the covered employee will be entitled to 2.0 times their then base salary and target annual incentive payment (2.99 times base salary and target annual incentive payment in the case of the Chief Executive Officer).

•	The vesting of equity awards granted prior to July 27, 2009 will be accelerated upon a change in control pursuant to the original terms of the awards.

•
The vesting of equity awards granted on or after July 27, 2009 will accelerate only if the conditions for severance payment are met or if the successor corporation refuses to assume or continue the equity awards or to substitute similar equity awards for those outstanding immediately prior to the change in control.

•
If the executive is eligible for severance, then the executive will also be entitled to receive a payment equal to the cost of providing for their medical, dental, life and disability insurance coverage for a period of 2.0 years (2.99 years in the case of the Chief Executive Officer), and outplacement services.

•
Should any excise taxes be due by the employee under the IRS Section 280(g) limitations, the agreements provide for either reducing the benefits to the Section 280(g) cap or paying the benefits in full, whichever provides the better after-tax position for the employee.

For purposes of the agreements, a change in control is defined as a person or group acquiring 35% or more of the Company’s stock, a sale of substantially all the assets of the Company to an unrelated person, and certain mergers, reorganizations, consolidations and share exchanges.
Compensation Process
Determining Compensation
The Committee evaluates several different factors when establishing and maintaining the Company’s executive compensation programs and making executive compensation decisions:

•	Market competitiveness

•	Individual performance and potential

•	Performance relative to financial, strategic, corporate, and individual goals

•	Internal equity

•	Compensation cost

•	Legal and regulatory requirements
Base salaries, merit increases and target annual incentive payments are evaluated and approved by the Committee at the July Committee meeting. Annual long-term incentive awards are typically determined and granted by the Committee at the October Committee meeting. The Committee reviews all other executive compensation and benefits on an ongoing basis as determined by business changes, internal feedback, and external market trends.
Role of the Compensation Committee
The Compensation Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Company’s senior management as outlined in the Committee Charter, which is posted in the Investor Relations section of the Company's website. The Committee has overall responsibility for evaluating and approving the Company’s compensation philosophy, plans, policies and programs related to the Chief Executive Officer and direct reports to this position, which include all named executive officers. The Committee’s responsibilities include setting base salaries, target annual incentive opportunities, long-term incentive award values, executive benefits, executive perquisites (of which we currently have none), and any other form of compensation.

Role of the Compensation Consultant
In fiscal 2014, the Compensation Committee engaged Pearl Meyer & Partners LLC and Frederic W. Cook & Co., Inc. for executive compensation consulting services. Pearl Meyer served as the Committee’s consultant at the beginning of the fiscal year. Cook & Co. became the Committee’s consultant in July 2013. The consultants provided the Committee with competitive market data and benchmarking for executive positions, regulatory and market trend updates, and special reports and analyses. Pearl Meyer and Cook & Co. regularly attended Committee meetings to provide input and independent guidance on executive compensation matters, including competitive analyses, short-term and long-term incentive strategy, and trends and best practices. Each was engaged directly by the Committee to work exclusively on Committee authorized projects. Neither provided any other services to the Company or to management.
Role of Management
Management supplies the Committee with information necessary to fulfill its responsibilities, including financial targets and results, achievement of corporate objectives, executive performance and succession ratings, and leadership competencies. Management implements and communicates decisions related to executive compensation and keeps the Committee informed of issues and concerns relative to the Company’s ability to attract, motivate and retain the executive talent required to grow the business. It also shares analyses on compensation costs, performance metrics and other information which the Committee may request in order to carry out its role.
With respect to determining specific compensation levels, the Chief Executive Officer formulates and presents compensation recommendations for other members of the executive team to the Committee for review and approval. Neither the Chief Executive Officer nor management makes compensation recommendations for the Chief Executive Officer.
Peer Group and Benchmarking
The Committee conducts an annual executive compensation competitive assessment at the July Committee meeting. The market data provided by the Committee's compensation consultant gives us important information on the competitiveness of our executive compensation in relation to similar companies and is used by the Committee to assist in determining an appropriate range for executive pay. The market data supplied by the Committee’s compensation consultant reflect an average of two data sources, where available:

•	The Peer Group-A group of similarly sized companies from the medical device, biotechnology, and healthcare software industries

•	Compensation Surveys-Survey data from several sources consisting of a broader group of companies appropriate in terms of size, industry, and executive role
With assistance from its independent consultant, the Committee annually reviews our peer group for continued appropriateness in advance of the annual executive compensation competitive assessment. When reviewing the peer group and suggesting potential replacement firms, the Committee considers the similarity of the firm’s products and services, while screening for revenues of approximately one-half to two times ours and a market capitalization of approximately one-third to three times ours.
As a result of the assessment at the beginning of fiscal 2014, the Committee approved the addition of Bio-Rad Laboratories, Inc., PAREXEL International, PerkinElmer Inc., and Wright Medical Group to the peer group and the removal of Gen-Probe, Inc., TECHNE Corp, and Zoll Medical. While Zoll Medical was acquired by Asahi Kasei Corp., the other changes were made in response to our increase in revenue after the acquisition of the whole blood business.
The peer group approved by the Compensation Committee for fiscal 2014 compensation decisions is listed below:

Allscripts Healthcare Solutions, Inc.	IDEXX Labs, Inc.	PAREXEL International
Bio-Rad Laboratories, Inc.	Integra Lifesciences Holdings	PerkinElmer Inc.
Bruker Corp.	Masimo Corp.	ResMed, Inc.
CONMED Corp.	MedAssets, Inc.	STERIS Corp.
Hologic, Inc.	Myriad Genetics, Inc.	Thoratec Corp.
Wright Medical Group, Inc.

This peer group differs from the peer group used in the corporate performance graph contained in our annual report on Form 10-K. The Committee believes that the S&P 500 Index and the S&P Health Care Equipment Index contain many companies which are significantly different from our size and scope. The inclusion of these companies could have the effect of distorting the Committee’s understanding of the market for executive talent. As a result, the Committee has used a more targeted sampling of companies that are closer to our size and scope.
Evaluating Executive Performance
Consistent with the annual review period of the broader organization, executive performance is reviewed by the Compensation Committee in July. The Chief Executive Officer provides a performance rating to the Committee for each executive, other than himself, and a merit increase recommendation, where appropriate. For the Chief Executive Officer, the Board’s Chairman gathers input from all Board members and completes an assessment of the Chief Executive Officer’s performance and makes recommendations for the Committee’s consideration relative to Chief Executive Officer’s compensation.
In either case, the performance analysis includes an assessment of (i) achievement of individual and Company objectives; (ii) contribution to the Company’s short and long-term performance; and (iii) performance against ten corporate leadership competencies:
Change Management        Business Maturity        Strategic Agility
Decisiveness            People / Self Development        Interpersonal Savvy
Managerial Courage            Global Mindset            Business Acumen
Results Orientation / Proactive
Haemonetics Share Ownership Program
To strengthen the alignment between the long-term interests of executives and stockholders, the Company maintains a share ownership program. This program covers the Chief Executive Officer, the Executive Council, the Operating Committee, and the Board of Directors. Participants must achieve an ownership level in Haemonetics stock equal to or greater than a value determined by their role at the Company. Compliance must be achieved within five years of becoming a participant in the program. All of our named executive officers are members of the Executive Council and subject to these requirements.

The table below outlines guideline ownership values by organizational role:

Organizational Role	Multiple of Base Salary		Multiple of Annual Retainer
Chairman of the Board	—		2.0	x
Non-Employee Directors	—		5.0	x
Chief Executive Officer	4.0	x	—
Executive Council	3.0	x	—
Operating Committee	2.0	x	—

The value of owned shares and vested "in the money" stock options are used in satisfying the ownership requirement. As of the Compensation Committee’s annual compliance assessment in July 2013, all named executive officers and Directors were compliant with the program.
Equity Grant Practices
All equity grants are determined and delivered in accordance with a formal policy. The policy describes the award determination, the process utilized to gain approval for awards and award timing. Annual grant dates and all other grants are aligned with the date on which the Committee approves the grants and grant timing is in accordance with the policy as described below.
Determination of Option Grant Prices
The price of options is always the average of the high and low trading prices on the date of grant, in accordance with our 2005 Long-Term Incentive Compensation Plan.
Timing of Regular Equity Grants
Annual equity grants are reviewed, approved, and granted by the Compensation Committee at the October meeting. New-hire grants are approved throughout the fiscal year at the regularly scheduled quarterly Compensation Committee meeting following the employee's date of hire. While not common, grants may be awarded at a regularly scheduled Committee meeting to recognize and reward individual performance. Long-term incentive grants are never timed to correlate with specific business events. The Committee does not delegate approval of new grants to management.
Employment Agreements
In general, we do not provide employment agreements to members of senior management in the U.S. other than the agreements covering change in control. We may occasionally make exceptions to this practice in the case of acquisitions or to be consistent with prevailing local labor practices outside the U.S. None of our named executive officers for fiscal 2014 is covered by an employment agreement, although each has an agreement covering change in control.

See “Potential Payments upon Termination or Change-in-Control” for additional information.

IMPACT OF TAX AND ACCOUNTING ON COMPENSATION
Deductibility of Compensation
Internal Revenue Code Section 162(m) limits the amount the Company can deduct for non-performance based compensation to $1,000,000 for those named executive officers listed in the Summary Compensation Table other than the Chief Financial Officer. In fiscal 2014, all compensation paid to such officers except $549,196 was deductible. Although the Company has not adopted a formal policy, the Compensation Committee generally seeks to compensate the executive team with payments that are deductible under the Internal Revenue Code. However, the Compensation Committee retains the ability to grant awards that do not meet the deductibility requirements.
Stock-Based Compensation Expense
The Company began recognizing stock-based compensation expense under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 beginning in April, 2006. In determining the appropriate fiscal 2014 long-term incentive grant levels, the Company sought to balance its long-term incentive goals with the need to reduce stockholder dilution and manage stock compensation expense. To strike this balance the Committee analyzes stock compensation expense as a percentage of revenue and its impact on earnings, and basic and diluted earnings per share.
Recapture Provision
To further align the executive compensation program with the interests of stockholders and our culture of ethical behavior, there is a recapture provision in the annual incentive plan. Under this provision, if the Company is required to make an accounting restatement due to a material non-compliance with any financial reporting requirement under the securities laws as a result of misconduct or if an employee’s actions violate the Haemonetics Code of Business Conduct, executives would be required to return any annual incentive payment to the extent permitted by governing law, to the degree that such payment was based on the achievement of financial results which were adjusted in the restatement.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors of Haemonetics Company has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2014 for filing with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE
Pedro P. Granadillo, Chairman
Paul Black
Susan Bartlett Foote
Ronald L. Merriman

EXECUTIVE COMPENSATION
The following table summarizes the compensation of the named executive officers for the fiscal years ended March 31, 2012, March 30, 2013, and March 29, 2014 The named executive officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below.
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($) (1)	($) (2)	($) (2)	($)	($) (3)	($) (4)
Brian Concannon President and CEO	2014	$600,000		$2,920,999	$2,449,997			$6,600	$5,977,595
	2013	$571,346		$1,053,853	$2,473,298	$444,106		$6,600	$4,549,203
	2012	$550,000		$749,943	$1,756,258	$149,160		$6,600	$3,211,960
Christopher Lindop CFO and EVP, Business Development	2014	$468,000	$250,000	$1,145,466	$489,991	$70,200	$(135,321)	$6,600	$2,294,936
	2013	$446,807		$195,686	$459,312	$191,813		$40,159	$1,333,777
	2012	$430,293		$164,943	$386,378	$87,295		$6,600	$1,075,509
Kathleen McDaniel EVP, Global Human Resources	2014	$340,000		$1,167,961	$542,495	$76,500	$18	$6,600	$2,133,574

Peter Allen President, Global Plasma	2014	$438,900	$150,000	$1,070,478	$314,996	$96,935		$6,600	$2,077,910
	2013	$418,864	$100,000	$135,475	$317,996	$147,742		$6,600	$1,126,677
	2012	$408,834		$104,953	$245,875	$89,026		$6,600	$855,288
Jonathan White Chief Science & Technology Officer	2014	$441,000		$1,062,980	$297,495	$49,613	$(89,791)	$6,600	$1,767,896
	2013	$424,000		$135,475	$317,996	$145,800		$6,600	$1,029,871
	2012	$403,950	$25,000	$369,940	$534,796	$66,634		$6,600	$1,406,920

(1)
In fiscal 2014, we recognized our Chief Financial Officer and Executive Vice President Business Development Christopher Lindop for his leadership in the acquisition and integration of the whole blood business and his leadership in identifying further growth opportunities with a special cash award of $250,000 in July 2013. Additionally, we recognized Peter Allen, our President Global Plasma, for his significant contributions in the leadership of the Global Plasma business with a $250,000 special cash grant in 2013. He received the first installment of $100,000 fiscal 2013 and second and final installment of a $150,000 in fiscal 2014.

(2)
Represents the aggregate grant date fair value for stock awards and stock options granted in the respective fiscal years calculated in accordance with the FASB Accounting Standard Codification Topic Compensation - Stock Compensation. Below are two tables which provide additional information. The first table provides detail on the one-time market stock unit award. Market stock units are directly tied to the Company's stock price and the amount executives ultimately receive is directly tied to the increase in shareholder value over the next three fiscal years. These market stock units will only have value if the Company's stock price exceeds $50 per share in March 2017. The second table provides detail on the annual award tied to the long-term incentive program. Grant values for our named executive officers were determined using a value-based model that takes into account market competitiveness, specific roles, individual performance and potential and the resulting compensation expense.

Market Stock Units

Name	Grant Date	Target Shares of MSUs (#)	Total Grant Date Fair Value of MSUs ($)
Brian Concannon	7/24/2013	50,000	$1,871,000
Christopher Lindop	7/24/2013	25,000	$935,500
Kathleen McDaniel	7/24/2013	25,000	$935,500
Peter Allen	7/24/2013	25,000	$935,500
Jonathan White	7/24/2013	25,000	$935,500

Grants

Name	Grant Date	Option Awards: Number of Securities Underlying Option (#)	Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Closing Market Price	Grant Date Fair Value of Stock and Option Awards
Brian Concannon	10/23/2013	234,899	25,204	41.66	41.66	3,499,995
Christopher Lindop	10/23/2013	46,979	5,040	41.66	41.66	699,957
Kathleen McDaniel	10/23/2013	28,523	3,060	41.66	41.66	424,974
	4/9/2013	25,025	2,605	40.30	40.29	349,976
Peter Allen	10/23/2013	30,201	3,240	41.66	41.66	449,975
Jonathan White	10/23/2013	28,523	3,060	41.66	41.66	424,974

(3)	None of our named executive officers received above-market or preferential earnings on their deferred compensation balances.

(4)
Includes a matching Company contribution for participation in the Company's 401(k) plan of $6,600 for all named executive officers. For fiscal 2013, Mr. Lindop's additional compensation includes costs related to a sales incentive trip in the amount of $22,920.70 and an associated tax gross-up of $10,638.16.

Grants of Plan-Based Awards Table for Fiscal Year Ended March 29, 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Closing Market Price	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	(2)	(2)	(3)	(3)	(4)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)		(l)
Brian P. Concannon	3/31/2013	$150,000	$600,000	$1,200,000
	10/23/2013				25,204	234,899	$41.66	$41.66	$3,499,995
	7/24/2013				50,000		$37.42		$1,871,000
Christopher Lindop	3/31/2013	$70,200	$280,800	$561,600
	10/23/2013				5,040	46,979	$41.66	$41.66	$699,957
	7/24/2013				25,000		$37.42		$935,500
Kathleen McDaniel	3/31/2013	$38,250	$153,000	$306,000
	10/23/2013				3,060	28,523	$41.66	$41.66	$424,974
	7/24/2013				25,000		$37.42		$935,500
	4/9/2013				2,605	25,025	$40.30	$40.29	$349,976
Peter Allen	3/31/2013	$49,376	$197,505	$395,010
	10/23/2013				3,240	30,201	$41.66	$41.66	$449,975
	7/24/2013				25,000		$37.42		$935,500
Jonathan White	3/31/2013	$49,613	$198,450	$396,900
	10/23/2013				3,060	28,523	$41.66	$41.66	$424,974
	7/24/2013				25,000		$37.42		$935,500

(1)
These columns show the potential value of the payout for each named executive under the FY14 Bonus Plan if the threshold, target or maximum goals are satisfied for all performance measures. Under the plan's terms, the potential payouts are performance-driven and therefore completely at risk. For all executives, 80% of their stated potential cash bonus was dependent upon the achievement of the stated corporate financial performance targets for revenue and operating income for the fiscal year, and 20% was dependent upon either the achievement of their individual performance objectives or regional/divisional financial objectives. For more details please refer to the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)	Grant vest in annual increments of 25% beginning on the first anniversary of the date of grant for all executives.
(3) The exercise price of all the options granted equals the average of high and low of the Company's Common Stock on the grant date, so the exercise price of the stock option maybe higher or lower than the closing price of Company's Common Stock on the grant date.

(4)
Represents the aggregate grant date fair value for stock options and stock awards/units calculated in accordance with Compensation - Stock Compensation Topic of the FASB Codification. See Footnote 11 "Capital Stock" to the Company's consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values.

Outstanding Equity Awards for Fiscal Year Ended March 29, 2014

Stock Options (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Concannon, Brian	27,380		$25.54	10/24/2014
	57,176		$27.28	10/22/2015
	65,690		$27.69	4/2/2016
	159,350		$26.47	10/27/2016
	177,562	59,188	$27.50	10/27/2017	6,818		218,926
	109,784	109,788	$30.67	10/25/2018	12,225		392,545
	62,595	187,787	$39.06	10/24/2019	20,163		647,434
		234,899	$41.66	10/23/2020	25,204		809,300
					50,000	(2)	1,871,000
	659,537	591,662			114,410		3,939,205
Lindop, Christopher	29,412		$26.32	10/23/2015
	44,072		$26.47	10/27/2016
	37,642	12,548	$27.50	10/27/2017	1,445		46,399
	24,152	24,154	$30.67	10/25/2018	2,687		86,280
	11,624	34,874	$39.06	10/24/2019	4,992		160,293
		46,979	$41.66	10/23/2020	5,040		161,834
					25,000	(2)	935,500
	146,902	118,555			39,164		1,390,306
McDaniel, Kathleen		25,025	$40.30	4/9/2020	2,605		83,647
		28,523	$41.66	10/23/2020	3,060		98,257
					25,000	(2)	935,500
	—	53,548			30,665		1,117,404
Allen, Peter	30,000		$13.05	5/5/2014
	36,426		$25.54	10/24/2014
	30,494		$27.28	10/22/2015
	31,340		$26.47	10/27/2016
	23,082	7,694	$27.50	10/27/2017	886		28,449
	15,368	15,372	$30.67	10/25/2018	1,710		54,908
	8,048	24,144	$39.06	10/24/2019	2,592		83,229
	—	30,201	$41.66	10/23/2020	3,240		104,036
					25,000	(2)	935,500
	174,758	77,411			33,428		1,206,122

Outstanding Equity Awards for Fiscal Year Ended March 29, 2014

Stock Options (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
White, Jonathan	35,282		$30.03	1/28/2016
	24,484		$26.47	10/27/2016
	23,082	7,694	$27.50	10/27/2017	886		28,449
	13,972	13,976	$33.93	7/20/2018	3,684		118,293
	17,564	17,566	$30.67	10/25/2018	1,956		62,807
	8,048	24,144	$39.06	10/24/2019	3,456		110,972
		28,523	$41.66	10/23/2020	3,060		98,257
					25,000	(2)	935,500
	122,432	91,903			38,042		1,354,278

(1)	All stock options and restricted stock units vest in four equal annual installments beginning on the first anniversary of grant unless otherwise noted.

(2)
Represents market stock units. Holders of market stock units are eligible to receive a share of Company stock for each market stock unit based on the performance of the stock through March 31, 2017. If the Company's stock price is below a minimum threshold of $50 per share during the relevant measurement period, the holders receive no market stock units. If the stock achieves certain price levels, the holders are eligible to receive up to three times the “target” amount of market stock units listed here.

Option Exercises and Stock Vested for Fiscal Year Ended March 29, 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
(a)	(b)	(c)	(d)	(e)
Brian P. Concannon	—	$2,929,396	23,166	$948,365
Christopher Lindop	—	$1,742,182	5,316	$218,265
Kathleen McDaniel	—	—	—	—
Peter M. Allen	—	$701,059	3,094	$126,499
Jonathan White	—	—	4,088	$174,834

(1) Amounts reflect the difference between the exercise price of the option and the market price of the Company's shares at the time of exercise.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s arrangements to which the named executive officers would be entitled upon termination of employment. The table was prepared on the assumption that the termination or change in control event took place on the last business day of the most recently completed fiscal year.

Name	Cash Severance Payment	Continuation of Benefits	In-the-Money Value of Vested Equity (1)	In-the-Money Value of Unvested Equity (1)	Non-Qualified Deferred Compensation Plan Balance (2)	Excise Tax Gross-Up	Total Termination Benefits
Brian Concannon
Voluntary Retirement	—	—	$2,593,174	—	—	—	$2,593,174
Involuntary Termination	—	—	$2,593,174	—	—	—	$2,593,174
Involuntary Termination after Change in Control (3)	$3,588,000	$66,611	$2,593,174	$2,499,452	—	—	$8,747,238
Christopher Lindop
Voluntary Retirement	—	—	$627,505	—	$80,494	—	$708,000
Involuntary Termination	—	—	$627,505	—	$80,494	—	$708,000
Involuntary Termination after Change in Control (3)	$1,450,800	$44,408	$627,505	$507,424	$80,494	—	$2,710,631
Peter Allen
Voluntary Retirement	—	—	$1,264,075	—	—	—	$1,264,075
Involuntary Termination	—	—	$1,264,075	—	—	—	$1,264,075
Involuntary Termination after Change in Control (3)	$1,272,810	$40,393	$1,264,075	$328,267	—	—	$2,905,545
Jonathan White
Voluntary Retirement	—	—	$343,468	—	$55,727	—	$399,195
Involuntary Termination	—	—	$343,468	—	$55,727	—	$399,195
Involuntary Termination after Change in Control (3)	$1,278,900	$44,408	$343,468	$451,838	$55,727	—	$2,174,341
Kathleen McDaniel
Voluntary Retirement	—	—	—	—	$77,826	—	$77,826
Involuntary Termination	—	—	—	—	$77,826	—	$77,826
Involuntary Termination after Change in Control (3)	$986,000	$44,307	—	$181,903	$77,826	—	$1,290,036

(1)	Reflects equity values as of the last business day in the fiscal year, March 28, 2014, at a stock price of $32.11 for all named executive officers.

(2)
Reflects Non-Qualified Deferred Compensation Plan balances for participants as of the last day of the fiscal year. Since all balances are funded by employee contributions, all balances are immediately vested for participants.

(3)
Calculated as described under "Change in Control Benefits" in the "Compensation Discussion and Analysis" section of this Proxy Statement. The one-time market stock units would accelerate on a change in control. However, with the Company's stock price below threshold levels, they would not payout and have no value as of March 29, 2014.

Non-Qualified Deferred Compensation

Effective July 27, 2012, the Board of Directors adopted the Haemonetics Non-Qualified Deferred Compensation Plan (the "NQDC Plan") for the benefit of our Board of Directors and a select group of U.S. based executives, including all of our named executive officers. The NQDC Plan is a deferred compensation plan that permits the named executive officers to elect to contribute up to 75% of their annual base salary and annual bonus to their NQDC Plan account. In addition, the Company has the discretion to make annual discretionary contributions on behalf of participants in the NQDC Plan. However, the Company has no immediate plans to make contributions to participant accounts, and has not made any contributions to participant accounts to date. Voluntary contributions made by participants are 100% vested.

A separate NQDC Plan account is established for each executive who elects to participate and each account is credited with earnings, if any, based on the performance of the investments in the account. The obligations under the plan are our general unsecured obligations to pay money in the future.

A participant is entitled to NQDC benefits upon the earlier of separation from service, death, disability, unforeseeable hardship, or at a future specified date (if so elected). NQDC benefits are paid in lump sum, or at the named executive officer’s election, in annual installments for a period of up to ten years. Distributions of NQDC benefits will be made in the month of April immediately following the triggering distribution event.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End

	($)	($)	($)	($)
Brian Concannon	$__	$__	$__	$__	$—
Christopher Lindop	$209,966	$__	$(135,321)	$__	$486,231
Kathleen McDaniel	$77,808	$__	$18	$__	$77,826
Peter Allen	$__	$__	$__	$__	$—
Jonathan White	$127,480	$__	$(89,791)	$__	$322,633

EQUITY COMPENSATION PLANS
The Company has two equity compensation plans with outstanding options: (i) the 2005 Long-Term Incentive Compensation Plan (the "2005 Plan") and (ii) the 2000 Long-term Incentive Plan (the "2000 Plan"). While no further options will be granted under the 2000 Plan, there were 55,750 shares subject to issuance upon exercise of options outstanding under this plan as of March 29, 2014. There were 3,778,622 shares subject to issuance upon exercise of outstanding options under the 2005 Plan as of March 29, 2014. The weighted average exercise price of the options under both plans is $32.93 per share. In addition, there were a total of 316,373 shares subject to outstanding restricted stock unit awards and 282,936 in unvested market stock units which remain subject to forfeiture.
Holders of market stock units are eligible to receive a share of Haemonetics’ stock for each market stock unit based on the performance of the stock through March 31, 2017. If our stock is below a minimum threshold price of $50 per share during the relevant measurement period, the holders receive no market stock units. If the stock achieves certain price levels, the holders are eligible to receive up to three times the “target” amount of market stock units. As a result, we may issue up to 848,808 shares at a stock price of $85 per share or higher in connection with these grants.
As of March 29, 2014, there were 1,794,981 shares available for future issuance under the 2005 Plan, and an additional 526,461 shares available for purchase under the 2007 Employee Stock Purchase Plan in future periods.
The following table sets forth information as of March 29, 2014 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Available for Future Issuance (Excluding Securities Reflected in Column (a) (c)
Equity Compensation Plans approved by security holders	4,434,045 (1)	33.58 (2)	2,321,442 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	4,434,045 (1)	33.58 (2)	2,321,442 (3)

_________________________________________________________________________

(1)
Comprised of 3,834,372 options to purchase shares of the Company’s common stock under the 2005 Plan and the 2000 Plan, 316,737 shares issuable in connection with restricted stock units and 282,936 outstanding market stock units.

(2)
Represents a weighted average exercise price of $32.93 for the options to purchase shares of the Company's common stock under the 2005 Plan and 2000 Plan and a weighted average market value at grant date of $37.70 for the outstanding restricted stock units and market stock units

(3)
Represents 1,794,981 shares available for future issuance under the 2005 Long-Term Incentive Compensation Plan and 526,461 shares available for purchase under the 2007 Employee Stock Purchase Plan. Issuance of restricted shares, restricted stock units and market stock units reduces the number shares available for issuance at a ratio of 3.26 shares to 1 restricted share, market stock unit or restricted stock unit issued. Market stock units have reduced the number of securities available for future issuance based on their maximum issuance value of 848,808.

For a description of the Company’s equity compensation plans, please see Footnote 11 - Capital Stock to the Consolidated Financial Statements included with the Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 22, 2014.

DIRECTORS’ COMPENSATION
The Nominating and Governance Committee is responsible for reviewing and recommending to the Board of Directors any changes to Director compensation. On a regular basis, the Nominating and Governance Committee conducts a competitive analysis to determine the appropriate level of Director compensation with the assistance of the Compensation Committee and its compensation consultant. After the most recent analysis was performed, changes were adopted in October 2013 and implemented in January 2014.
Prior to the adjustments in January 2014, Directors’ compensation included an annual retainer of $40,000 and fees for attendance at Board meetings of $1,500 (and $750 for participation in ad-hoc meetings by phone). Directors now receive a $45,000 annual retainer with an additional $10,000 meeting retainer which covers attendance at up to 8 Board of Director meetings. If the Board meets more than 8 times per year, each Director receives $2,000 for each additional meeting. The Board Chairman continues to receive an annual retainer of $250,000 in place of the standard Board retainer and meeting fees. Mr. Concannon does not receive any additional compensation for his service as a Director.
The Committee Chairs are paid an additional retainer as follows: Audit Committee Chair $20,000, up from $16,000; Compensation Committee Chair $15,000, up from $12,000; Nominating and Governance Chair $10,000, up from $6,000; and Ad Hoc Investment Advisory Group was unchanged at $4,000. For attendance at Committee meetings, members of the Audit Committee are paid $10,000 for attending up to 12 meetings per year versus $1,500 per meeting, members of the Compensation Committee are paid $6,000 for up to 8 meetings per year versus $1,250 per meeting previously, and members of the Nominating and Governance Committee are paid $5,000 for up to 8 meetings per year versus $1,000 per meeting previously.
Each non-employee director is eligible to receive an annual equity grant with a value of $170,000, an increase from the prior value of $150,000. These grants are split evenly between stock options and RSUs. Both stock options and RSUs vest on the first anniversary of grant.

Compensation for the Board of Directors in fiscal 2014 is detailed in the following table:

Director Compensation Table for Fiscal Year Ended March 29, 2014

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)
Lawrence C. Best	$59,750	$74,993	$74,998		—	$209,741
Paul Black	$63,500	$74,993	$74,998	$(37,010)	—	$176,481
Susan Foote	$59,750	$74,993	$74,998		—	$209,741
Ronald G. Gelbman	$73,750	$74,993	$74,998		—	$223,741
Pedro P. Granadillo	$75,500	$74,993	$74,998		—	$225,491
Mark W. Kroll	$53,750	$74,993	$74,998	$(48,038)	—	$155,703
Richard J. Meelia	$250,000	$74,993	$74,998		—	$399,991
Ronald L.Merriman	$84,250	$74,993	$74,998	$(37,014)	—	$197,227
Ellen Zane	$52,250	$74,993	$74,998		—	$202,241

(1)
Represents the aggregate grant date fair value for stock awards and stock options granted in the respective fiscal years calculated in accordance with the FASB Accounting Standard Codification Topic Compensation — Stock Compensation.

(2)	No member of the Board of Directors received above-market or preferential earnings on their deferred compensation balances.

Director Outstanding Equity Award Table for Fiscal Year Ended March 29, 2014

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Best, Lawrence C.	9,184		24.96	8/1/2014
	11,328		29.23	7/31/2015
	11,758		29.72	7/30/2016
	8,580		27.24	7/29/2017
	7,118		34.41	7/21/2018
	8,196		36.37	7/27/2019
		6,573	45.45	7/24/2020	1,649	$52,949
	56,164	6,573			1,649	$52,949
Black, Paul	12,004		29.57	1/27/2018
	7,118		34.41	7/21/2018
	8,196		36.37	7/27/2019
		6,573	45.45	7/24/2020	1,649	$52,949
	27,318	6,573			1,649	$52,949
Foote, Susan	9,184		24.96	8/1/2014
	11,328		29.23	7/31/2015
	11,758		29.72	7/30/2016
	8,580		27.24	7/29/2017
	7,118		34.41	7/21/2018
	8,196		36.37	7/27/2019
		6,573	45.45	7/24/2020	1,649	$52,949
	56,164	6,573				$52,949
Gelbman, Ronald	9,184		24.96	8/1/2014
	11,328		29.23	7/31/2015
	11,758		29.72	7/30/2016
	8,580		27.24	7/29/2017
	7,118		34.41	7/21/2018
	8,196		36.37	7/27/2019
		6,573	45.45	7/24/2020	1,649	$52,949
	56,164	6,573			1,649	$52,949
Granadillo, Pedro P.	7,348		24.96	8/1/2014
	16,000		14.95	8/18/2014
	11,328		29.23	7/31/2015
	11,758		29.72	7/30/2016
	8,580		27.24	7/29/2017
	7,118		34.41	7/21/2018
	8,196		36.37	7/27/2019
		6,573	45.45	7/24/2020	1,649	$52,949
	70,328	6,573			1,649	$52,949

Director Outstanding Equity Award Table for Fiscal Year Ended March 29, 2014

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Kroll, Mark	11,328		29.23	7/31/2015
	11,758		29.72	7/30/2016
	8,580		27.24	7/29/2017
	7,118		34.41	7/21/2018
	8,196		36.37	7/27/2019
		6,573	45.45	7/24/2020	1,649	$52,949
	46,980	6,573			1,649	$52,949
Meelia, Richard J	16,968		32.96	6/3/2018
	7,118		34.41	7/21/2018
	8,196		36.37	7/27/2019
		6,573	45.45	7/24/2020	1,649	$52,949
	32,282	6,573			1,649	$52,949
Merriman, Ronald	11,328		29.23	7/31/2015
	11,758		29.72	7/30/2016
	8,580		27.24	7/29/2017
	7,118		34.41	7/21/2018
	8,196		36.37	7/27/2019
		6,573	45.45	7/24/2020	1,649	$52,949
	46,980	6,573			1,649	$52,949
Zane, Ellen M.	10,928		36.37	7/27/2019
		6,573	45.45	7/24/2020	1,649	$52,949
	10,928	6,573			1,649	$52,949

(1) All unvested stock options and restricted stock units vest on the first anniversary of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the fiscal year ended March 29, 2014, the members of the Compensation Committee were Pedro Granadillo, Paul Black, Susan Bartlett Foote, and Ronald Merriman. During fiscal 2014, no member of the Compensation Committee was an executive officer or employee, or former executive officer or employee, of the Company or any of its subsidiaries. None of our executive officers served as a director or member of the compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

ITEM 2—	APPROVAL OF AN AMENDMENT TO THE HAEMONETICS CORPORATION 2005 LONG-TERM INCENTIVE COMPENSATION PLAN

The Board of Directors recommends that the stockholders approve amendments to the Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan (the “Plan”). These amendments (i) increase the number of shares reserved for issuance to participants under the Plan by 4,800,000 shares, (ii) extend the term of the plan to July 2020, and (iii) alter the rate at which shares granted subject to awards other than stock options and stock appreciation rights shall be counted against the number of shares reserved for issuance.

The amendments to the Plan are necessary to ensure sufficient shares for our equity compensation program beyond fiscal 2015. The Company is seeking stockholder approval of these amendments in order, among other reasons, to comply with the NYSE rules which require stockholder approval of certain changes to equity compensation plans and allow grants of equity awards which may qualify as "performance-based compensation", thereby preserving the opportunity for the Company to receive a tax deduction for the value of these grants.

Background

Purpose of Plan and the Amendments

Equity compensation is an important part the Company's compensation program. Attracting, retaining and motivating the necessary talent is critical to achieving the Company's ambitious goals and equity grants are important to remaining competitive in the market place for this talent and linking compensation to the delivery of shareholder value. The Compensation Committee and the Board of Directors believe that the effective use of stock compensation has been integral to the Company’s success in the past and is vital to its ability to consistently perform well in the future. The amendments to the Plan will allow the Company to continue to use equity awards to attract, retain and motivate employees.

If approved by the stockholders, this amendment would enable the Company to grant awards to employees at levels determined appropriate by the Compensation Committee. The Company is requesting an additional 4.8 million shares based on its share usage history, the competitive labor markets in which the Company operates, the share usage of its peer group, and the Company's continued growth. The Company expects that, if approved by the stockholders, the number of shares available for issuance under the Plan will be sufficient to allow us to grant equity awards in the amounts we deem necessary to effect the goals of the Plan for at least the next three fiscal years. Without the amendments to the Plan, the Company will not have sufficient shares beyond fiscal 2015.

In addition, the extension of the Plan's term to July 2020 will extend the Company's ability to grant incentive stock options. While the Company has never granted incentive stock options under the Plan and does not expect to in the future, it believes flexibility in designing equity compensation awards can be important in responding to changing market conditions.

Historic Annual Share Usage

Since the Plan's adoption in 2005, the Company has previously requested additional shares in July 2008 and July 2011.

When the Company adopted the Plan in July 27, 2005, 6.2 million shares of the Company's common stock were made available for issuance. The Plan has a feature which counts awards other than options as one share against the shares available for issuance. When other awards are granted, such as a restricted stock unit or market stock unit it is counted at a multiple of the number of shares granted. When the Plan was adopted in 2005, awards other than options counted as 2.1 shares against the shares available for issuance. In 2008, the Company amended the Plan to provide for the issuance of not more than 5 million shares after July 31, 2008 and changed the multiplier for grants other an options to 2.5. Most recently, the Plan was amended in 2011 to provide for the issuance of not more than 7,529,672 shares after July 31, 2011 and to adjust the multiplier to 3.26. All share amounts reflect an adjustment for the Company's 2012 stock dividend.

Currently, a total of 3,778,622 shares are subject to outstanding options, 316,737 shares are subject to unvested restricted stock awards, and 282,936 in unvested market stock units which remain subject to forfeiture. The Company also has 55,750 shares subject to issuance upon exercise of options outstanding under its 2000 Long-Term Incentive Compensation Plan as of March 29, 2014. There will be no further grants made under this 2000 plan.

Holders of market stock units are eligible to receive a share of Haemonetics’ stock for each market stock unit based on the performance of the stock through March 31, 2017. If our stock is below a minimum threshold price of $50 per share during the relevant measurement period, the holders receive no market stock units. If the stock achieves certain price levels, the holders are eligible to receive up to three times the “target” amount of market stock units. As a result, we may issue up to 848,808 shares at a stock price of $85 per share or higher in connection with these grants.

When the Company grants equity awards under the Plan, it reduces the number of shares available for issuance. When an option is granted, it counts as one share against the shares available for issuance. When a restricted stock unit was granted in the period since July 2011, it counted as 3.26 shares against the shares available for issuance. Since the beginning of fiscal 2011, the Company has issued 2,593,377 options, 538,611 restricted stock units, which reduced the shares available by 1,755,872 shares, and 282,936 market stock units, which reduced the shares available by 2,767,114 shares due to the need to reserve the maximum possible award of 848,808 shares then multiplied by 3.26. In that same time period, there have been forfeitures of equity awards due to employee departures which have increased the shares available for issuance. As a result, as of March 29, 2014, 1,794,981 shares remain available for issuance pursuant to future grants or awards which may be made under the Plan.

The following table provides greater detail on the equity compensation program's annual share usage, or "burn rate", over the last three fiscal years:

		Fiscal 2014	Fiscal 2013	Fiscal
		2014	2013	2012(1)
A	Stock Options Granted	758,705	904,998	929,674
B	Restricted Stock Granted	179,833	178,322	180,456
C	Market Stock Units Granted	282,936	0	0
D	Total Full Value Awards (B+C)	462,769	178,322	180,456
E	Total Options and Shares Granted (A+D)	1,221,474	1,083,320	1,110,130
F	Common Stock Outstanding (as of May)	52,053,753	51,076,655	50,680,896
G	Annual Share Usage (E/F)	2.3%	2.1%	2.2%
H	Dilution (2)	7.5%	7.0%	8.2%

(1) Adjusted for November 2012 share dividend.
(2) Dilution is calculated as of the end of each fiscal year by dividing (a) the number shares subject to equity awards by (b) the number of shares outstanding, plus the shares subject to equity awards and the shares available for future grant.

Proposed Changes to the Plan

On April 29, 2014, the Compensation Committee recommended an amendment of the Plan to the stockholders and the Board which provides:

•The aggregate number of shares available for issuance after July 31, 2011 will be 12,329,672 shares;

•
Each share of an equity award other than stock options or stock appreciation rights will reduce the shares available for issuance under the Plan by 3.02 shares, instead of the current multiplier of 3.26 shares; and

•
The Plan will remain in effect until the earlier of when (a) all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions or (b) the fifteenth anniversary of the Plan's original effective date, which is July 27, 2020.

Amendment to Number of Shares Available for Grant and Multiplier

The Company recommends that the stockholders approve an amendment of the plan whereby the first paragraph of the Plan’s section 4.1, dealing with Number of Shares Available for Grants, is amended to read in its entirety as follows:

Subject to adjustment as provided in Section 4.2 hereof, the number of Shares hereby reserved for issuance on or after July 31, 2011 to Participants under the Plan equals 12,329,672. Subject to adjustment as provided in Section 4.2 hereof, the maximum number of Shares that may be issued pursuant to Incentive Stock Options shall not exceed 500,000. Any Shares that are subject to Award of Stock Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share issued. Any Shares that are subject to Awards other than Stock Options or Stock Appreciation Rights shall be counted against this limit as (a) 3.26 Shares for every one (1) Share granted on or after July 31, 2008 and before or on July 31, 2014 and (b) 3.02 Shares for every one (1) Share granted after July 31, 2014.

Amendment to Duration of the Plan

The Company also recommends that the stockholders approve an amendment of the Plan whereby the first paragraph of the Plan’s Section 1.3, dealing with the Duration of the Plan, is amended to read in its entirety as follows:

The Plan shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 16 hereof, until the earlier of when (a) all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions or (b) the fifteenth (15th) anniversary of the Effective Date. In no event may an Award of an Incentive Stock Option be granted under the Plan on or after the fifteenth (15th) anniversary of the Effective Date.

The proposed amendment would not change other provisions of the Plan currently in effect.

Additional information about the Plan, as amended, has been provided on Appendix 1, which is attached to this Proxy Statement; however, the summary of the Plan is qualified in its entirety by the specific language of the Plan, a copy of which is available by contacting the Company’s Secretary.

The Board of Directors recommends that you vote FOR this Item 2, the proposal to approve the amendments to the Company’s 2005 Long-Term Incentive Compensation Plan.

ITEM 3—	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of certain of our executives. These executives are referred to as named executive officers and their compensation has been disclosed in this proxy statement under “Executive Compensation”. At our 2012 Annual Meeting, more than a majority of shares voted, on a non-binding advisory basis and consistent with the Board's recommendation in favor of having an advisory vote on executive compensation every year.
As described in the section titled “Compensation Discussion and Analysis,” our executive compensation programs aim to be competitive with our peers and aligned with our business strategy and corporate objectives. Our compensation philosophy emphasizes a pay for performance culture focused on the long-term interests of our stockholders and our executives. We believe that this alignment between executive compensation and stockholder interests will drive corporate performance over time. At the same time, the Committee has instituted governance best practices, including the Executive Share Ownership Program, the annual bonus clawback policy, reducing change in control benefits and participation, not offering executive benefits or perquisites, and instituting an annual compensation risk assessment.
Before you vote, we urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement (pages19 - 44) for additional details on the Company's executive compensation, including its governance, framework, components, and the compensation decisions for the named executive officers for fiscal 2014.
As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board of Directors values the opinions of our stockholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and the Company's executive compensation principles, policies and procedures.

The Board of Directors recommends that stockholders vote, in an advisory manner, FOR this Item 3 and the approval of the executive compensation philosophy, policies, programs and procedures described in the Compensation Discussion and Analysis Section of the 2014 Proxy Statement, and the compensation of the Company's named executive officers, as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement.

ITEM 4—	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors, through its Audit Committee, has appointed Ernst & Young LLP as independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 28, 2015.
Representatives of Ernst &Young are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Accordingly, the Board of Directors believes ratification of the appointment of Ernst &Young as the Company’s independent registered public accounting firm for the current year is in the best interests of the Company and its stockholders and recommends a vote FOR this Item 4.

AUDIT COMMITTEE REPORT
Nature of the Report
The material in this report is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing
Audit Committee Financial Expert
The Board of Directors has determined that all Audit Committee members are "financially literate" under the current listing standards of the New York Stock Exchange. The Board also determined that Mr. Ronald Merriman and Mr. Lawrence Best each qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
Audit Committee Report
The Audit Committee is currently comprised of five directors, each of whom meet the applicable independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission, as determined by the Board. The Committee operates under a written charter adopted by the Board.
The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and to report the results of their activities to the Board regularly. While the Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and for reviewing the Company’s unaudited interim consolidated financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, internal auditors and management of the Company. The Committee is also directly responsible for the appointment, subject to stockholder ratification, termination, and the compensation of the independent registered public accounting firm.
In this context, the Audit Committee met seven (7) times during the fiscal year ended March 29, 2014 to review and discuss the Company’s audited consolidated financial statements with management and with the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company’s audited consolidated financial statements included the independent registered public accounting firm’s judgments about the overall quality of the statements, not just their technical compliance. The Committee focused on the accounting principles used, the reasonableness of significant judgments and the clarity of disclosures in its financial statements. The Committee also discussed with the Company's independent registered public accounting firm, Ernst &Young, LLP, the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Ernst &Young provided the Audit Committee with written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board, “Independence Discussions with Audit Committees,” as currently in effect, and the Audit Committee discussed with Ernst &Young its independence from our Company. The Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. All audit and non-audit services performed by the independent registered public accounting firm during this year ended March 29, 2014 were pre-approved in accordance with this policy.

When considering Ernst &Young's independence, the Audit Committee considered whether its provision of services to our Company beyond those rendered in connection with its audit of our consolidated financial statements and review of our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q was compatible with Ernst & Young maintaining their independence.
Fees paid to the Company’s independent registered public accounting firm for fiscal years 2014 and 2013 were comprised of the following:

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees	$2,286,000	$2,160,000
Audit—Related Fees	25,000	20,000
Tax Fees	362,000	569,000
All Other Fees	3,000	3,000
Total	$2,676,000	$2,752,000

Audit fees consists of aggregate fees billed for professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, reviews of the interim consolidated financial statements included in our quarterly reports, international statutory audits, regulatory filings and consents and other services related to Securities and Exchange Commission filings, and accounting consultations which relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles. Audit related fees consist of fees related to the audit of our Haemonetics Corporation Savings Plus Plan. Tax fees include all fees paid for tax compliance, reporting, and planning including recent acquisition transactions. All other fees consist of aggregate fees billed for the license of technical accounting software.
Based on the Committee’s discussion with management and the independent registered public accounting firm, and the Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 29, 2014 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Ronald L. Merriman, Chairman
Lawrence C. Best
Paul M. Black
Ronald G. Gelbman
Ellen Zane

ADDITIONAL INFORMATION
2015 Stockholder Proposals or Nominations
Any proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2015Annual Meeting of Stockholders must be received at the Company’s principal executive offices in Braintree, Massachusetts on or before February 12, 2015. Any notice of a proposal submitted outside the processes of Rule 14a-8 which a stockholder intends to bring before the Company’s 2015 Annual Meeting of Stockholders will be untimely under the By-Laws of the Company unless notice thereof is given by the stockholder to the Secretary of the Company not later than April 23, 2015, nor earlier than March 24, 2015.
In accordance with the provisions of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, if the Company did not receive notice of a stockholder proposal to be raised at its 2014 Annual Meeting on or before April 29, 2014, then the proxies are allowed to use their discretionary voting authority when the proposal is raised at the 2014 Annual Meeting.
Other Matters
Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the proxy holders named in the enclosed proxy statement will vote in accordance with their best judgment.
Voting Proxies
The Board of Directors recommends an affirmative vote on all Items. Proxies will be voted as specified. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.
By Order of the Board of Directors

Sandra Jesse
Secretary
Braintree, Massachusetts
June 13, 2014

APPENDIX 1:
SUMMARY OF
HAEMONETICS CORPORATION
2005 LONG-TERM INCENTIVE COMPENSATION PLAN

Purpose of the Plan
The Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan, as amended (the "Plan"), is intended to optimize the Company's profitability and growth through incentives which are consistent with the Company’s goals and link the personal interests of participants to those of the Company’s stockholders. The Plan is further intended to provide flexibility to the Company and its subsidiaries in their ability to motivate, attract and retain employees and directors upon whose efforts and initiative the growth and success of the Company depends.

Plan Basics
Types of Awards Authorized.  The Plan permits the issuance of awards consisting of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, deferred stock, and other stock unit awards.

Limitations on Awards:
Total Number of Shares.  Under the amendment of the Plan adopted by the Board on January 21, 2014 and presented to the Company’s stockholders for consideration and approval, the maximum number of shares reserved for issuance after July 31, 2014 to participants under the Plan is 12,329,672. The maximum number of shares that may be issued pursuant to incentive stock options may not exceed 500,000.
Share Counting. Shares issued under stock options or stock appreciation rights count against the shares available under the Plan as one (1) share. Any shares that are subject to awards other than stock options or stock appreciation rights shall be counted against the shares available under the Plan as (a) 3.26 Shares for every one (1) Share granted on or after July 31, 2008 and before or on July 31, 2014 and (b) 3.02 Shares for every one (1) Share granted after July 31, 2014. Any shares that again become available for grant under the Plan shall be added back as one (1) share if such shares were subject to stock options or stock appreciation rights, and as 3.02 shares if such shares were subject to awards other than stock options or stock appreciation rights.

Reuse of Shares . Shares subject to awards under the Plan which expire or are forfeited, terminated or otherwise canceled, or for which the Company pays cash instead of issuing shares, will become available for subsequent awards under the Plan. However, there are several instances where shares will not become available for subsequent awards under the Plan: (i) shares subject to awards under the Plan which are not issued upon the net settlement or net exercise of stock options or stock appreciation rights, (ii) shares which are delivered to or retained by the Company to pay the exercise price of a stock option, (iii) shares which are retained by the Company when withholding taxes related to awards, and (iv) shares repurchased on the open market with the proceeds of stock option exercises.

Limitations on Awards: Maximum Annual Awards.  The Plan provides that no participant may be granted in any fiscal year:

*	options to purchase more than 1,200,000 shares of the Company’s common stock

*	stock appreciation rights with respect to more than 500,000 shares of the Company’s common stock,

*	more than 500,000 shares of restricted stock,

*	restricted stock units exceeding $7,000,000,

*	deferred stock units exceeding $7,000,000,

*	performance share units with respect to more than a fair market value of 500,000 shares of the Company’s common stock (measured on the date of grant), or

*	other stock based awards exceeding $10,000,000.

The maximum aggregate number of shares that may be granted as awards in any one fiscal year to a director who is not an employee shall be equal to the fair market value of 20,000 shares (measured at the date of grant) and the maximum aggregate number of shares that may be granted to any director who is not an employee cumulatively under the Plan is 700,000.

Typical Vesting and Exercise Provisions. Employee stock option and restricted stock unit awards generally vest 25% per year over four years. Stock options must be exercised within seven years of the date of grant, after which they are forfeited. Grants of stock options and restricted stock units to non-employee directors vest on the first anniversary of grant. The exercise price of all stock options is the grant date fair market value, which is the average of the high and low trading price of Haemonetics stock on the date of grant.
Administration.  The Plan is administered by the Compensation Committee (the “Committee”) comprised entirely of independent directors. The present members of the Committee are Ronald L. Merriman, Susan Bartlett Foote, Paul M. Black and, the Chairman of the Committee, Pedro P. Granadillo. As permitted by law and the terms of the Plan, the Committee may delegate its authority under the Plan.
Eligibility. Awards may be granted under the Plan to all employees of the Company and its subsidiaries and to directors of the Company. As of March 29, 2014 the Company had approximately 3,782 employees who were eligible and 9 non-employee Directors. The Plan provides that options designated as incentive stock options may be granted only to officers and employees of the Company or any subsidiary. In determining a person’s eligibility to be granted an award, the Committee takes into account the person’s position and responsibilities, the nature and value to the Company or its subsidiaries of such person’s service and accomplishments, such person’s present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Committee deems relevant. It is not possible to state who will receive awards under the Plan in the future, nor the amount of such awards. Reference is made to the section entitled “Executive Compensation” in this Proxy Statement for information concerning options granted and exercised by the named executive officers during the most recent fiscal year and options outstanding at May 18, 2014.

Amendment Modification and Termination.  Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part. No termination, amendment, or modification of the Plan shall adversely affect in any material way any award previously granted under the Plan, without the written consent of the participant holding such award. Stockholder approval will be required for any amendment of the Plan that does any of the following: (a) increases the maximum number of shares subject to the Plan; (b) changes the designation of the class of persons eligible to receive incentive stock options under the Plan; or (c) modifies the Plan in a manner that requires stockholder approval under applicable law or the rules of a stock exchange or trading system on which the Company’s shares are traded.

Terms and Provisions of Awards

The terms and provisions of each award authorized by the Plan are outlined below. Each award grant will be evidenced by an award agreement which will specify the terms and provisions of that award.

Stock Options.  An option is a right granted to a participant under the Plan to purchase a share of the Company’s common stock at a specific price during a specified period of time. Options may be granted to participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. The option price for each option shall equal the fair market value of the shares at the time such option is granted. No incentive stock option will be granted to an employee who at the time the incentive stock option is granted owns shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary. The option price may not be decreased with respect to an outstanding option following the date of grant and no option will be replaced with another option with a lower option price. Each option granted to a participant shall expire at such time as the Committee shall determine at the time of grant, provided that an option must expire no later than the seventh anniversary of the date the option was granted. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each participant.

All incentive stock options granted to a participant under the Plan shall be exercisable during such participant’s lifetime only by such participant. No incentive stock option shall be granted to an employee under the Plan to purchase shares as to which the aggregate fair market value (determined as of the date of grant) of the shares which first become exercisable by the employee in any calendar year exceeds $100,000. To the extent an option initially designated as an incentive stock option exceeds the value limit or otherwise fails to satisfy the requirements applicable to incentive stock option, it shall be deemed a non-qualified stock option and shall otherwise remain in full force and effect.

Stock Appreciation Rights.  A stock appreciation right or “SAR” is an award that consists of the right to be paid an amount measured by the appreciation in the fair market value of shares of our common stock on the date of grant to the date of exercise of the right. Stock appreciation rights may be granted to participants at any time and from time to time as shall be determined by the Committee. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of stock appreciation rights granted to each participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such stock appreciation rights. The grant price of a stock appreciation right shall equal the fair market value of a share of the Company’s common stock on the date of grant. The grant price of a stock appreciation right may not be decreased with respect to an outstanding stock appreciation right following the date of grant and no stock appreciation right will be replaced with another award with a lower grant price.

The term of a stock appreciation right granted under the Plan shall be determined by the Committee, in its sole discretion, provided that a stock appreciation right must expire no later than the seventh anniversary of the date the stock appreciation right was granted.

Stock appreciation rights may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them. The payment upon stock appreciation right exercise shall be in shares of the Company’s common stock. Any shares delivered in payment shall be deemed to have a value equal to the fair market value on the date of exercise of the stock appreciation right.

Restricted Stock.  Restricted stock is an award that consists of shares of the Company’s common stock that may be subject to certain restrictions. Restricted stock may be granted to participants at any time and from time to time as shall be determined by the Committee. The Committee may impose such other conditions and/or restrictions on any shares of restricted shares granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that participants pay a stipulated purchase price for each restricted share, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

If the Committee so determines, participants holding shares of restricted stock granted under the Plan may be granted the right to exercise full voting rights with respect to those shares during the period of restriction.

During the period of restriction, participants holding shares of restricted stock may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of restricted shares granted to a participant is designed to comply with the requirements of the performance-based exception of Section 162(m) of the Code, no dividends may be paid on such shares.

Restricted Stock Units. The Committee may grant restricted stock units to participants in such amounts as the Committee may determine. Payment of vested restricted stock units, or, if a restricted stock unit award is subject to partial vesting, the vested portion of such award, shall be made in a single sum of cash or shares or a combination thereof as soon as practicable after the restricted stock units or portion of the award vests, but in no event later than two and one half (21/2) months after the calendar year in which vesting occurs. It is intended that a restricted stock unit award be exempt from the application of Section 409A of the Code as a “short-term deferral”.

Deferred Stock.  The Committee may elect to award deferred stock units to participants in lieu of payment of a bonus or other award if so elected by a participant under such terms and conditions as the Committee shall determine, including terms that provide for the grant of deferred stock units valued in excess of the bonus or award deferred. A participant must make an election to receive deferred stock units in the calendar year before the calendar year in which the services related to the award are first performed. The Committee may require a participant to defer, or permit (subject to any conditions as the Committee may from time to time establish) a participant to elect to defer, receipt of all or any portion of any payment of cash or shares that otherwise would be due to such participant in payment or settlement of an award under the Plan, to the extent consistent with Section 409A of the Code. Such payments may include, among other things, provisions for the payment or crediting of reasonable interest in respect of deferred payments credited in cash, and the payment or crediting of dividend equivalents in respect of deferred amounts credited in stock equivalents. Settlement of any deferred stock units shall be made in a single sum of cash or shares.

Other Stock Unit Awards.  Other stock unit awards that are valued in whole or in part by reference to, or are otherwise based on, shares or other property, may be granted to participants, either alone or in addition to other awards granted under the Plan, and such other stock units shall also be available as a form of payment in the settlement of other awards granted under the Plan. Other stock units shall be granted upon such terms, and at any time and from time to time, as shall be determined by the Committee.

Performance Shares.  Performance share awards may be granted to participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Each performance share shall have an initial value equal to the fair market value of a share of the Company’s common stock on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of performance share awards that will be paid out to the participant. The time period during which the performance goals must be met is called a “performance period.” Subject to the terms of the Plan, after the applicable performance period has ended, the holder of performance share awards shall be entitled to receive a payout based on the number and value of performance shares awards earned by the participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

Payment of earned performance share awards shall be as determined by the Committee and, if applicable, as evidenced in the related award agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned performance shares awards in the form of cash or in shares (or in a combination thereof) that have an aggregate fair market value equal to the value of the earned performance shares awards at the close of the applicable performance period.

Unless otherwise provided by the Committee, participants holding performance shares shall be entitled to receive dividend units with respect to dividends declared with respect to the shares represented by such performance shares.

Transfers and Special Events

Nontransferability.  Unless otherwise set forth by the Committee in an award agreement, awards (except for vested shares) are not transferable except by will or the laws of descent and distribution or domestic relations orders. During the participant’s lifetime, awards are only exercisable by such participant or his or her guardian or legal representative. Under no circumstances is an award transferable for value or consideration. A participant’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and may not be subject to claims of the participant’s creditors.

Recapitalizations, Reorganizations, Change in Control.  Upon a change in corporate capitalization, such as a stock split, stock dividend or a corporate transaction, such as any merger, consolidation, combination, exchange of shares or the like, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of shares that may be delivered, in the number and class of and/or price of shares subject to outstanding awards granted under the Plan, and in the award limits, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

The Committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless the Committee determines otherwise at the time such adjustment is considered, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s or any awards meeting the requirements of Section 162(m) of the Code, as from time to time amended.

In the event of any sale or conveyance to another entity of all or substantially all of the property and assets of the Company or a change in control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchange or trading system, or unless the Committee shall otherwise specify in the award agreement, the Board, in its sole discretion, may:

*
elect to terminate options or SARs in exchange for a cash payment equal to the amount by which the fair market value of the shares subject to such option to the extent the option or SAR has vested exceeds the exercise price with respect to such shares;

*
elect to terminate options or SARs provided that each participant is first notified of and given the opportunity to exercise his/her vested options for a specified period of time (of not less than 15 days) from the date of notification and before the option or SAR is terminated;

*
permit awards to be assumed by a new parent corporation or a successor corporation (or its parent) and replaced with a comparable award of the parent corporation or successor corporation (or its parent);

*	amend an award agreement or take such other action with respect to an award that it deems appropriate; or

*	implement any combination of the foregoing.

For purposes of the Plan, a change in control shall be deemed to have occurred if any person or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than 35% of the then outstanding common stock of the Company, shall acquire such additional shares of the Company’s common stock in one or more transactions, or a series of transactions such that following such transaction or transactions, such person or group and affiliates beneficially own 35% or more of the Company’s common stock outstanding.

The high and low sales prices of the Company’s common stock on the New York Stock Exchange for fiscal year ended March 29, 2014 were $32.30 and $31.95, respectively.

Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the grant of an award pursuant to the Plan to the Company and to the participants in the Plan. The summary is based on the provisions of the Code and regulations, rulings and judicial decisions as of the date of this proxy statement. Such authorities could be changed so as to result in United States federal income consequences different from those discussed below. The following is only a summary of the effect of United States federal income taxation upon participants and us with respect to the grant, exercise and settlement of awards under Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable and does not discuss special rules which may apply if a participant is subject to Section 16 of the Securities Exchange Act of 1934.

Section 162(m).  Section 162(m) of the Internal Revenue Code (the “Code”) generally limits to $1 million the annual corporate income tax deduction for compensation which is not “performance-based” paid to each of the chief executive officer and the four other highest paid executive officers of a publicly-held corporation. The Company intends incentive stock options and non-qualified stock options awarded under the Plan granted with an exercise price at least equal to the fair market value of the stock on the date of grant to qualify for the performance-based exception from the $1 million deduction limitation. In addition, if the Plan is approved by the stockholders, awards under the Plan are intended to be eligible for treatment as “performance-based” compensation under Section 162(m) by reason of being conditioned upon one or more of the specific performance criteria.

The general performance measures, the attainment of which may determine the degree of payout and/or vesting with respect to awards to covered employees that are designed to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code referred to above shall be chosen from among: revenue, earnings per share, operating income, net income (before or after taxes), stock value, cash flow (including but not limited to, operating cash flow and free cash flow), gross profit, growth in any of the preceding measures, gross profit return on investment, gross margin return on investment, working capital, gross margins, EBIT, EBITDA, return on equity, return on assets, return on capital, revenue growth, total stockholder return, economic value added, customer satisfaction, technology leadership, number of new patents, employee retention, market share, market segment share, product release schedules, new product innovation, cost reduction through advanced technology, brand recognition/acceptance and product ship targets. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including an event not within the reasonable control of the Company’s management. Performance measures may be set either at the corporate level, subsidiary level, division level, or business unit level. Awards that are designed to qualify for the performance- based exception, and that are held by covered employees, may not be adjusted upward (the Committee shall retain the discretion to adjust such awards downward). Changes in the general performance measures must be proposed by the Committee and approved by the

Company’s stockholders, except that if applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

Section 409A Compliance.  Section 409A of the Code provides that non-qualified deferred compensation plans must meet specified rules relating to the timing of deferral elections, the timing of distributions of the deferred compensation and changes in the form or timing of payments of deferred compensation. Section 409A also imposes limits on the manner in which non-qualified deferred compensation plans may be funded and specifies penalties that will apply to a non-qualified deferred compensation plan that does not meet the rules. Awards granted under the Plan are intended to be exempt from, or meet the requirements of, Section 409A of the Code (unless the Board at the time of grant specifically provides that an award is not intended to comply with Section 409A). If an award is subject to Section 409A and does not meet the requirements of Section 409A, the participant generally will include in ordinary income in the first year of the failure, any compensation deferred with respect to the award for that year and all previous years (and earnings), to the extent not previously included in income and not subject to a substantial risk of forfeiture. Unless limited by section 162(m) of the Code, the Company will be entitled to a tax deduction in the same amount and at the same time as an employee recognizes ordinary income. The participant also will be subject to an additional tax of 20% on the amounts required to be included in income, as well as interest at the federal income tax underpayment rate plus 1% on the amounts that would have been included in income if the deferral had been included in the participant’s income in the year deferred, or if later, the year the award is no longer subject to a substantial risk of forfeiture.

Incentive Stock Options.  An employee who is granted an incentive stock option generally does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the employee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and more than one year after exercise of the option (the “holding periods”), the employee will recognize long-term capital gains or losses equal to the difference between the sale price and the exercise price. If the holding periods are not satisfied, then: (1) if the sale price exceeds the exercise price, the employee will recognize a capital gain equal to the excess, if any, of his or her sale price over the fair market value of the shares on the date of exercise and will recognize ordinary income equal to the difference, if any, between the lesser of the sale price or the fair market value of the shares on the exercise date and the exercise price or (2) if the sale price is less than the exercise price, the employee will recognize a capital loss equal to the difference between the exercise price and the sale price. The Company ordinarily is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income which can occur only when the holding periods are not satisfied.

Non-Statutory Stock Options.  A participant does not recognize any taxable income at the time a non-statutory stock option is granted. Upon exercise, the participant generally recognizes ordinary income measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding. The Company is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income. Upon a disposition of such shares by a participant, any difference between the sale price and the fair market value of the shares when income was previously recognized is treated as a long-term or short-term capital gain or loss, depending on the holding period.

Deferred Stock Units.  If the deferred stock units meet the requirements of Section 409A of the Code, a participant generally will not recognize any taxable income upon the grant or vesting of the deferred stock units. A participant generally will recognize ordinary income when the units are paid in cash or shares of the Company’s common stock in an amount equal to the cash or the fair market value of the shares received. The ordinary income recognized by an employee in connection with a deferred stock unit will be subject to tax withholding. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income.

Performance Share Units.  A participant generally will not recognize taxable income upon the grant or vesting of performance share units. Upon payment of cash or shares of the Company’s common stock based on the number and value of the performance share units earned over the performance cycle, a participant generally will recognize as ordinary income an amount equal to the cash and the fair market value of the shares received. The ordinary income recognized by an employee will be subject to tax withholding. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income.

Restricted Stock.  A participant who receives restricted stock will not recognize taxable income at the time of the award. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture. The participant’s ordinary income is measured as the excess of the fair market value of the common stock on the date the shares are no longer subject to a substantial risk of forfeiture over the amount paid for the shares, if any. The participant may accelerate his or her recognition of ordinary income and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the excess of the fair market value of the shares on the date of the award over the amount paid for the shares, if any, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income.

Restricted Stock Units.  Restricted stock units under the Plan are intended to be exempt from the application of the new rules for nonqualified deferred compensation plans under Section 409A of the Code as short-term deferrals. A participant generally will not recognize taxable income upon the grant or vesting of restricted stock units. Upon payment of cash or shares of the Company’s Common Stock based on the number and value of the restricted stock units, a participant generally will recognize as ordinary income an amount equal to the cash or the fair market value of the shares received. The ordinary income recognized by an employee will be subject to tax withholding. Unless limited by Section 162(m) of the Code, The Company is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income.

Stock Appreciation Rights.  To the extent that a grant of an SAR is exempt from the application of the new rules under Section 409A of the Code because it is granted at fair market value and settled only in publicly traded stock, the grant of SARs under the Plan normally will not result in the recognition of taxable income by a participant. A participant generally will recognize ordinary income in the year of exercise of a SAR in an amount equal to the fair market value of the shares, if any, paid to the participant upon the exercise of the SAR. The ordinary income recognized by an employee will be subject to tax withholding. Unless limited by Section 162(m) of the Code, the Company ordinarily is entitled to a deduction in the same amount and at the same time as the employee recognizes ordinary income.